                                                                   Exhibit 10.38


Portions of this exhibit have been omitted pursuant to a Request for Confidential Treatment. The symbol, "[*]" is used to indicate where a portion of this exhibit has been omitted. A complete copy of this exhibit, containing all of the omitted portions, has been separately filed with the Securities and Exchange Commission together with the Request for Confidential Treatment.









                           PURCHASE AND SALE AGREEMENT

                                  By and Among

                              SBA PROPERTIES, INC.,

                                SBA TOWERS, INC.,

                                       and

                          SBA PROPERTIES LOUISIANA, LLC

                                    Sellers,

                                       AND

                            AAT COMMUNICATIONS CORP.,

                                    Purchaser


                           Dated as of March 17, 2003

                                TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
ARTICLE I -      DEFINITIONS....................................................................   1

     1.1      Definitions.......................................................................   1

ARTICLE II -     PURCHASE AND SALE..............................................................  14

     2.1      Purchase and Sale of Assets.......................................................  14

     2.2      Purchase Price and Payment........................................................  18

     2.3      Assumed Liabilities...............................................................  19

     2.4      Purchase Price Deposit............................................................  20

     2.5      Allocation........................................................................  21

     2.6      Open Title Assets.................................................................  21

ARTICLE III -    INSPECTION PERIOD..............................................................  21

     3.1      Duration..........................................................................  21

     3.2      Entry and Inspection..............................................................  22

     3.3      Due Diligence Materials...........................................................  22

     3.4      Inspection Indemnification........................................................  23

ARTICLE IV -     CURE, REPLACEMENT ASSETS, BREAKUP ASSETS.......................................  24

     4.1      Cure..............................................................................  24

     4.2      Replacement Assets; Purchase Price Adjustment.....................................  24

     4.3      Breakup Assets....................................................................  24

ARTICLE V -      REPRESENTATIONS AND WARRANTIES OF SELLERS......................................  24

     5.1      Sellers' Representations and Warranties...........................................  24

     5.2      Survival..........................................................................  33

ARTICLE VI -     REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................  33

     6.1      Purchaser's Representations and Warranties........................................  33

     6.2      Survival..........................................................................  34

ARTICLE VII -    COVENANTS......................................................................  34

     7.1      Covenants of Sellers..............................................................  34

     7.2      Other Covenants...................................................................  38

ARTICLE VIII -   CONDITIONS TO PURCHASER'S PERFORMANCE..........................................  39

     8.1      Conditions Precedent..............................................................  39

     8.2      Conditions Precedent for Breakup Closing..........................................  42

                                TABLE OF CONTENTS
                                   (continued)

                                                                                            Page
                                                                                            ----
ARTICLE IX -     CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE............................     43

     9.1      Accuracy of Covenants, Representations and Warranties......................     43

     9.2      Performance................................................................     43

     9.3      Absence of Litigation......................................................     43

     9.4      Execution and Delivery of Documents........................................     43

     9.5      Bank Condition.............................................................     43

ARTICLE X -      CLOSINGS................................................................     43

     10.1     Closings...................................................................     43

     10.2     Sellers' Obligations at Closings...........................................     44

     10.3     Purchaser's Obligations at Closing.........................................     46

     10.4     Closing Costs..............................................................     47

     10.5     Prorations and Credits.....................................................     48

ARTICLE XI -     INDEMNIFICATION; RISK OF LOSS...........................................     50

     11.1     Indemnification by Sellers.................................................     50

     11.2     Indemnification by Purchaser...............................................     51

     11.3     Notice and Right To Defend Third-Party Claims..............................     52

     11.4     Limitation on Indemnification..............................................     52

     11.5     Indemnity Deposit..........................................................     52

ARTICLE XII -    TERMINATION.............................................................     54

     12.1     Termination by Purchaser...................................................     54

     12.2     Termination by Sellers.....................................................     55

     12.3     Effect of Termination......................................................     55

ARTICLE XIII -   MISCELLANEOUS...........................................................     56

     13.1     Casualty and Condemnation..................................................     56

     13.2     Notices....................................................................     56

     13.3     Entire Agreement...........................................................     58

     13.4     Headings...................................................................     58

     13.5     Governing Law..............................................................     58

     13.6     Successors and Assigns.....................................................     58

     13.7     Assignment.................................................................     58

                                TABLE OF CONTENTS
                                   (continued)

                                                                                  Page
                                                                                  ----
     13.8     Severability......................................................    59

     13.9     Public Announcements..............................................    59

     13.10    Notification of Certain Matters...................................    59

     13.11    Counterparts......................................................    59

     13.12    Expenses..........................................................    59

     13.13    Controversies.....................................................    59

     13.14    Enforcement.......................................................    60

     13.15    Construction......................................................    60

     13.16    Relationship of Parties...........................................    60

ARTICLE XIV -  OTHER MATTERS....................................................    60

     14.1     Addendum A........................................................    60

     14.2     New Breakup Assets................................................    60

                         TABLE OF SCHEDULES AND EXHIBITS

                                    SCHEDULES

Schedule 1.1(a):           Included Expenses and Included Revenues

Schedule 1.1(b):           New Tenant Lease Amount

Schedule 2.1(b)(i):        First Closing Assets with Current TCF and Excluded Assets

Schedule 2.1(b)(ii):       Second Closing Assets with Current TCF, Excluded Assets, and Replacement Assets

Schedule 2.1(c):           Breakup Assets with Current TCF

Schedule 2.1(d):           Initial Assets included in a Subsequent Closing with Current TCF and Excluded
                           Assets

Schedule 2.1(f):           Replacement Assets included in the Replacement Assets Closing with Current TCF,
                           Replaced Assets and Excluded Assets

Schedule 2.2:              Wire Transfer Instructions

Schedule 2.5:              Closing Price Allocation

Schedule 3.3(a)(ii):       Environmental Reports

Schedule 5.1(a):           Sellers and Jurisdictions

Schedule 5.1(c):           Conflicts

Schedule 5.1(d):           Permits

Schedule 5.1(d)(i):        Governmental Laws Precluding Assignment of Permits

Schedule 5.1(d)(ii)        Permit Exceptions

Schedule 5.1(f):           Exceptions to Representation as to Title Matters

Schedule 5.1(f)            Title Issues

Schedule 5.1(f)(i)(A):     List of Properties for Initial Assets, Wisconsin Assets, and Breakup Assets

Schedule 5.1(f)(i)(B):     List of Properties for Replacement Assets

                         TABLE OF SCHEDULES AND EXHIBITS

Schedule 5.1(f)(i)(C):       Liens

Schedule 5.1(f)(iv):         Easements

Schedule 5.1(f)(v):          Owners

Schedule 5.1(g):             Ground Leases and Exceptions

Schedule 5.1(h):             Security Deposits

Schedule 5.1(i):             Third Party Rights

Schedule 5.1(k)(ii):         Excluded Contracts

Schedule 5.1(m):             Litigation

Schedule 5.1(n):             Seller Contracts and Exceptions

Schedule 5.1(o):             Tenant Leases, Master Lease Agreements and Exceptions

Schedule 5.1(q):             Tax Matters

Schedule 5.1(r)(i):          Environmental Noncompliance

Schedule 5.1(r)(ii):         Environmental Licenses

Schedule 5.1(r)(iii):        Environmental Reports

Schedule 5.1(r)(iv):         Release of Hazardous Materials

Schedule 5.1(r)(v):          Environmental Claims

Schedule 5.1(r)(vi):         Storage Tanks

Schedule 5.1(s):             Utilities Matters

Schedule 5.1(u):             Necessary Consents

Schedule 5.1(v):             Financial Information

Schedule 5.1(w):             Improvements and Defects

                         TABLE OF SCHEDULES AND EXHIBITS

Schedule 5.1(x)(i):        Access

Schedule 5.1(x)(ii):       Condemnation and Eminent Domain Proceedings

Schedule 5.1(z):           Continuing Obligations

Schedule 5.1(aa):          Tower Lighting Systems and Defects

Schedule 5.1(cc):          Removal Bonds

Schedule 5.1(dd)(ii):      Landlord Rights to Consent to Subleases

Schedule 5.1(dd)(iii):     Discretionary Lessor Terminations under Ground Leases

Schedule 5.1(ff)           Aging Report

Schedule 7.2(c):           Properties with SBA Broadband Services, Inc. as a Tenant

Schedule 11.5(c)           Tenant Excluded for Reconciliation

Schedule                   Included Pass Through Revenues

                         TABLE OF SCHEDULES AND EXHIBITS

                                    EXHIBITS

Exhibit 2.4:               Escrow Agreement

Exhibit 2.6:               Form of Asset Management Agreement

Exhibit 7.2(c):            Form of Broadband Lease Agreement

Exhibit 7.2(d):            Confidentiality Agreement

Exhibit 10.2(a)(x)(A):     Form of Assignment and Assumption of Ground Lease

Exhibit 10.2(a)(x)(B)      Form of Assignment and Assumption of Tenant Lease

Exhibit 10.2(a)(iv):       Form of Assignment and Assumption of Seller Contract

Exhibit 10.2(a)(v):        Form of Bill of Sale and Assignment

Exhibit 10.2(h):           Tower Lighting Services Agreement

Exhibit 10.2(j):           Sellers' Legal Opinion Letter

Exhibit 10.3(k):           Purchaser's Legal Opinion Letter

Exhibit 11.5(a):           Indemnity Escrow Agreement

                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (the "Agreement") is made as of this 17/th/ day of March, 2003 (the "Effective Date"), by and among SBA PROPERTIES, INC., a Florida corporation, SBA PROPERTIES LOUISIANA, LLC, a Florida limited liability company and SBA TOWERS, INC., a Florida corporation, all with an address of 5900 Broken Sound Parkway, Boca Raton, Florida 33487 (each, a "Seller" and collectively, the "Sellers"), and AAT COMMUNICATIONS CORP., a New York corporation ("Purchaser").

         WHEREAS, Sellers desire to sell and assign to Purchaser, and Purchaser desires to purchase and assume, subject to the terms set forth herein, all of the Assets and the Assumed Liabilities (as defined herein).

         NOW, THEREFORE, in consideration of the mutual covenants, provisions, representations and warranties contained herein Sellers and Purchaser agree as follows:

                             ARTICLE I - DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

         "Accounting Firm" shall have the meaning ascribed to in Section
10.5(e).

         "Adjustments" shall have the meaning ascribed to it in Section 10.5(a).

         "Affiliate" shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

         "Agreement" shall have the meaning ascribed to it in the introductory paragraph hereof.

         "AM Study" means, with respect to any Tower, all reports on any and all disturbances in close proximity to the Tower of any AM broadcast station antenna patterns (commonly referred to as an "AM Detune Screening") and if such report indicates that the Tower is in close proximity to an AM broadcast station. "AM Study" will be deemed to include a subsequent report on the radial-based measurements of such Tower before and after its construction.

         "Applicable Multiple" shall mean (i) [*], with respect to Initial Assets and Replacement Assets transferred to Purchaser at any Closing and such Managed Assets, if any, the aggregate TCF Product of which is $[*], (ii) [*], with respect to all other Assets transferred to Purchaser hereunder and Managed Assets (other than those accounted for in clause (i) above), and (iii) [*], with respect to Breakup Assets. In the event that any Wisconsin Asset is transferred to Purchaser pursuant to Section 2.1(b)(i)(C), then the Applicable Multiple for each such Asset shall be [*].

         "Apportionment Time" shall have the meaning ascribed to it in Section 10.5(a).

         "Assets" shall mean, individually and collectively, the Initial Assets, Illinois Assets, Louisiana Assets, Wisconsin Assets, Replacement Assets and Breakup Assets, as the context so requires, in each case, excluding the Excluded Assets.

         "Assumed Liabilities" shall have the meaning ascribed to it in Section 2.3(a).

         "Bank Condition" shall have the meaning ascribed to it in Section
8.1(g).

         "Bank Documents" shall have the meaning ascribed to it in Section
8.1(g).

         "Breakup Assets" shall mean the Initial Assets located in the State of California and which are identified with the prefix "CA" in the Site Code in
Schedule 5.1(f)(i)(A).

         "Breakup Closing" shall mean the closing of the transactions contemplated by this Agreement that is to take place in accordance with Section 10.1(e).

         "Breakup Closing Date" shall mean the Closing Date on which the Breakup Closing occurs.

         "Breakup Event" shall mean the failure of Sellers to satisfy or meet the Bank Condition as set forth in Section 8.1(g).

         "Broadband" shall have meaning ascribed to it in Section 7.2(c).

         "Broadband Lease Agreement" shall have the meaning ascribed to it in
Section 7.2(c).

         "Business Day" shall mean any day other than Saturday, Sunday or a day on which banking institutions in Boca Raton, Florida or New York, New York are required or authorized to be closed.

         "Cap" shall have the meaning ascribed to it in Section 11.4.

         "Closing" shall mean each of the First Closing, Second Closing, Subsequent Closing, Replacement Assets Closing and/or Breakup Closing, as applicable.

         "Closing Date" shall mean the date on which a Closing occurs.

         "Closing Price" shall have the meaning ascribed to it in Section
2.2(a).

         "Closing Schedule" shall have the meaning ascribed to it in Section 2.1(e).

         "Closing Statement" shall have the meaning ascribed to it in Section 10.5(c).

         "COBRA" has the meaning set forth in Section 5.1(p)(i).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Communications Equipment" shall mean equipment used in a communications system located on any Properties or Improvements owned by any Person other than Purchaser, including, without limitation, wireless communications antennas, coaxial cables, wireless communications equipment boxes, wireless communications transmission equipment, shelters (other than shelters that are included in Improvements), electronic equipment and microwave dishes installed, and any other real or personal property.

         "Condition Precedent" shall have the meaning ascribed to it in Section 8.1.

         "Continuing Obligations" means the obligations set forth on Schedule 5.1(z) of any of the Sellers under any of the Contracts that (i) any Seller will be obligated to perform and (ii) will not be assumed by the Purchaser upon the applicable Closing, notwithstanding Purchaser's assumption of the applicable Contract in which such obligations are contained.

         "Contracts" shall mean collectively the Ground Leases, Tenant Leases, Seller Contracts, and Easements.

         "Current TCF" shall mean, with respect to any Property and the Improvements thereon, an amount equal to the Included Revenues minus the Included Expenses attributable to such Property and the Improvements thereon.

         "Deposits" shall have the meaning ascribed to it in Section 2.4.

         "Designated Property" shall have the meaning ascribed to it in Section 2.1(b)(ii).

         "Due Diligence Costs" shall have the meaning ascribed to it in Section 3.3(c).

         "Easements" shall mean all of the applicable Seller's rights, title and interest in all easements, licenses and agreements belonging to or in any way appertaining to the Properties, Towers and/or Improvements, including, without limitation, all easements, licenses and agreements providing access to the Properties, Towers, and/or Improvements from public streets, roads and ways, all easements, licenses and agreements for location, maintenance, repair and replacement of and for cables, utilities, utility lines, wires and anchors, and all easements, licenses and agreements for parking.

         "Effective Date" shall have the meaning ascribed to it in the introductory paragraph hereof.

         "Employee Benefit Plan" means any employee related plan, program, policy, practice, contract, agreement or arrangement providing for compensation, loans, severance, termination pay, pension benefits, retirement benefits, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, health, dental, vision, life, disability sabbatical, or accidental death and dismemberment benefits, or other employee benefits of any kind, whether unwritten or otherwise, funded or unfunded, including any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         "Environmental Claim" shall mean any claim, complaint, action, suit, proceeding, investigation or notice in writing by any person alleging potential liability arising out of, based on, or resulting from (i) the release, emission, discharge or disposal into, or presence in, the environment, including, without limitation, the indoor environment, of any Hazardous Material at any Property and the Improvements on it, whether or not owned by Sellers; and (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances, judgments, decrees, orders, licenses, permits, rules, regulations and other binding requirements relating to protection of human health and the environment, including, without limitation, laws, statutes, ordinances, judgments, decrees, licenses, permits, rules and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the use, treatment, storage, disposal, transport or handling of any Hazardous Material, each as amended from time to time.

         "Environmental Licenses" shall mean all licenses, certificates, permits, plans, approvals and registrations required under Environmental Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

         "ERISA Affiliate" means any Person under common control with any Seller within the meaning of Section 4.14(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

         "Escrow Agent" shall have the meaning ascribed to it in Section 2.4.

         "Escrow Agreement" shall have the meaning ascribed to it in Section
2.4.

         "Excluded Assets" shall mean: (i) any Communications Equipment; (ii) the electrical utility meter, circuit breakers and branch circuits that serve the Communications Equipment and the associated telephone company wiring for the Communications Equipment at each Property belonging to any public utility, (iii) any Assets that are or become Replaced Assets under the terms of this Agreement;
(iv) any insurance policy held by any Seller pertaining to any of the Assets;
(v) those contracts listed on Schedule 5.1(k)(ii); (vi) any Assets that Purchaser does not acquire pursuant to the terms of this Agreement; (vii) any software developed by Sellers or any Seller's independent contractors on such Seller's behalf and used in the operation of the Assets; (viii) any vehicles owned by any Seller; and (ix) any other assets of any Seller whether tangible or intangible not expressly included in the Assets, each of which at all times will remain the property of the applicable Seller.

         "Excluded Liabilities" shall have the meaning ascribed to it in Section 2.3(b).

         "Existing Credit Facility" shall have the meaning ascribed to it in
Section 8.1(g).

         "Extension Date" shall have the meaning ascribed to it in Section 3.1.

         "FAA" shall mean the Federal Aviation Administration or any successor agency thereto.

         "FCC" shall mean the Federal Communications Commission or any successor agency thereto.

         "FIRPTA" shall mean the Foreign Investment in Real Property Tax Act.

         "First Closing" shall mean the closing of the transactions contemplated by this Agreement that is to take place in accordance with Section 10.1(a).

         "Governmental Authority" shall mean any federal, state, territorial, county, municipal, local or other government or governmental agency or body or any other type of regulatory body having jurisdiction over the Assets, including, without limitation, the FAA and the FCC.

         "Governmental Laws" shall mean all federal, state and local laws, rules, ordinances, regulations, orders, judgments, writs, injunctions, codes, directives, decrees, notices, rules and statutes of any Governmental Authority, now or hereinafter in effect.

         "Ground Lessor Estoppel" means an estoppel certificate signed by a ground lessor under a Ground Lease in substantially the form attached as Exhibit 10.2(a)(x)(A).

         "Ground Leases" shall mean individually, and collectively with respect to each of the Leasehold Properties: (i) each lease between a third party landlord, as lessor, and a Seller, as lessee, granting to such Seller a leasehold estate in and to a Leasehold Property, (ii) each easement agreement (other than easements appurtenant) between a third party, as grantor, and a Seller, as grantee, granting to such Seller an easement in and to a Leasehold Property, together with all amendments, modifications, supplements, assignments, guaranties, side letters and other documents related thereto and (iii) any license or other right to use any Property owned by any United States Federal or State Governmental Authority, including the United States Bureau of Land Management.

         "Hazardous Material" shall mean any material, substance or compound regulated under any Environmental Law as a pollutant, toxic substance, contaminant, hazardous waste, hazardous material, hazardous substance, extremely hazardous material, extremely hazardous substance, hazardous air pollutant, radioactive substance, solid waste, radioactive waste, special waste, medical waste, or words of similar import, any petroleum (including crude oil or any refined fraction, constituent, by-product or residue thereof), asbestos or polychlorinated biphenyl.

         "Illinois Assets" shall mean those Assets owned by Sellers and located in the State of Illinois but excluding any Initial Assets identified on Schedule 5.1(f)(i)(A).

         "Improvements" shall mean any and all buildings, improvements, fixtures, machinery, equipment (including all service entrance wiring, meter banks breakers), shelters, fencing, structures, and other tangible assets owned by Sellers and located on any of the Properties, including but not limited to the Towers, other than any Communications Equipment.

         "Included Expenses" shall mean, with respect to each Property and the Improvements thereon, an amount equal to the product of twelve (12) times the sum of:

         (a) the monthly amount of the rent and revenue sharing obligations of the applicable Seller in a Ground Lease (or the equivalent expenses in such of the Ground Leases as are not leases to the extent the expenses are included in the Seller Materials) for the applicable Property for the month ending December 31, 2002 but also straightlining any prepayments of the same and taking into account all escalations scheduled to occur under the applicable Ground Lease on or before March 31, 2003,

         (b) the monthly average telephone and utility expense for the applicable Property and Improvements thereon equal to the quotient obtained by dividing the total aggregate amount of all telephone and utility bills for calendar year 2002 for the applicable Property (annualized for any Properties not in service for one full calendar year) by twelve (12),

         (c) an assumed monthly real and personal property tax expense for the applicable Property and the Improvements thereon, calculated and applied on a state by state basis, equal to the quotient obtained by dividing (i) the total annual property taxes payable in such state based on the Tax bills or assessments most recently received by Sellers in 2002 (annualized in the case of bills or assessments for less than one full calendar year) for Properties in such state (even if it is a Tax bill or assessment for calendar year 2003) by
(ii) the number of Properties in such state as to which Sellers have received tax bills or assessments used in the calculation in clause (i) (such resulting quotient being the "Annual Average") and then dividing the Annual Average by 12 (which monthly average will be applied to all Properties in such state regardless of whether a property tax bill or assessment for such Property has been used in this calculation),

         (d) an assumed monthly insurance expense for each Property and the Improvements thereon equal to $[*], and

         (e) an assumed monthly maintenance and site expense for each Property and the Improvements thereon equal to $[*] if the Wisconsin Notice is not given or $[*] if the Wisconsin Notice is given (being the quotient obtained by dividing the total aggregate amount of the maintenance and site expenses shown in the Seller Materials attached hereto on the Effective Date (i.e., $[*] if the Wisconsin Notice is not given or $[*] if the Wisconsin Notice is given)) divided by the total number of Properties (being 679 if the Wisconsin Notice is not given or 801 if the Wisconsin Notice is given).

     "Included Revenues" shall mean, notwithstanding the definition of the term "Tenant Leases" in the Agreement, with respect to each Property and the Improvements thereon, an amount equal to the product of twelve (12) times the monthly amount of rent in each Tenant Lease for the applicable Property and the Improvements thereon for the month ending December 31, 2002 and taking into account all escalations scheduled to occur under each applicable Tenant Lease on or before March 31, 2003 and without giving effect to any free rent provided for in the applicable Tenant Lease; provided, however, such amount shall not include any security deposits, prepaid rents (unless taken into income by any Seller), refunds to tenants, sales, property, excise or similar Taxes imposed by Governmental Authorities or pass through expenses (other than those pass through expenses listed on Schedule "Included Pass Through Revenues" to the extent the expenses represented thereby were included in the Included Expenses) collected from any Tenants.

     "Indemnifiable Damages" shall have the meaning ascribed to it in Section 11.1.

     "Indemnitee" shall have the meaning ascribed to it in Section 11.3(a).

     "Indemnitor" shall have the meaning ascribed to it in Section 11.3(a).

     "Indemnity Deposit" shall have the meaning ascribed to it in Section
11.5(a).

     "Indemnity Escrow Agreement" shall have the meaning ascribed to it in
Section 11.5(a).

     "Initial Assets" shall mean, individually, and collectively, all of any Seller's right, title and interest in and to each of the Properties identified in Schedule 5.1(f)(i)(A) (including, in the event that the Wisconsin Notice has been delivered by Purchaser, the Wisconsin Assets) together with all (i) Improvements thereon, (ii) Easements providing access thereto, (iii) Tower(s) thereon and all tangible personal property owned by Sellers related to the design, operation, and maintenance of such Tower(s) and such Improvements, (iv) Ground Leases with respect thereto for Leasehold Properties included therein,
(v) Tenant Leases with respect to the Properties, (vi) Seller Contracts related thereto, (vii) Permits with respect thereto, (viii) the Tower Lighting Systems located thereon, and (ix) each of the following related to any of the foregoing:
(A) Security Deposits, claims, refunds, causes of action, rights of recovery, prepayments, rights of setoff and rights of recoupment and all proceeds thereof,
(B) variances and similar rights obtained from any Governmental Authority, (C) all records, files, documents, correspondence, architectural plans, drawings, specifications, studies, reports, and other printed, electronic, or written materials related to any of the foregoing, (D) to the extent assignable, warranties and guarantees that any Seller has received in connection with any work or services performed with respect to, or equipment installed in or on, such Improvements, (E) intangible personal property rights of any Seller that are used exclusively in connection with the ownership, operation, and maintenance of such Improvements, and (F) all proceeds related to any of the foregoing for periods on or after the applicable Closing Date on which such Initial Asset is transferred to Purchaser or becomes an Managed Asset.

     "Initial Assets Deposit" shall have the meaning ascribed to it in Section 2.4.

     "Inspection Period" shall have the meaning ascribed to it in Section 3.1.

     "Instruments of Transfer" shall have the meaning ascribed to it in Section 10.2(a).

     "JAMS" shall have the meaning ascribed to it in Section 13.13.

     "Knowledge" shall mean the actual knowledge of the directors, officers, members of senior management and regional site managers of any Seller or any of their respective Affiliates and any other employees of any Seller or such Affiliate whose primary responsibility is the operation of the Assets, in each case, after due inquiry into the subject matter about which the relevant inquiry relates and the knowledge that each such person reasonably should possess if he or she has properly discharged his or her duties.

     "Leasehold Property" shall mean, individually and collectively, each of those certain parcels of land all of which are listed and described as such on Schedules 5.1(f)(i)(A) and (B), in which a Seller is the holder of a valid leasehold estate, license, easement interest or other right to use such land under and pursuant to the Ground Lease applicable thereto, together with all rights, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

     "Lien" shall mean any lien, guaranty, mortgage, security interest, attachment, levy, charge, pledge, conditional sale or title retention arrangement, or any other interest in Property or Assets (or the income or profits therefrom), whether consensual or nonconsensual and whether arising by agreement or under any Governmental Law or otherwise.

     "Louisiana Assets" shall mean those Assets owned by Sellers and located in the State of Louisiana but excluding any Initial Assets identified on Schedule 5.1(f)(i)(A).

     "Managed Assets" shall have the meaning ascribed to it in Section
2.1(a)(i).

     "Managed Assets Closing Price" shall mean that portion of the Closing Price paid by Purchaser at a Closing attributable to the amount of the TCF Product representing all of the Initial Assets that become Managed Assets at such Closing.

     "Management Agreement" shall have the meaning ascribed to it in Section
2.6.

     "Material Adverse Change" means (a) the commencement of a case under Title 11 of the United States Code by or against either of the Sellers, or any Affiliate thereof (other than any Seller Service Company Affiliate), as debtor and (b) any event, occurrence or change which could materially adversely affect
(i) the condition (financial or otherwise), business, operations, results of operations, use, or prospects of the Assets taken as a whole or (ii) the binding nature, validity or enforceability of this Agreement; provided, however, that no change or effect arising out of or in connection with or resulting from any of the following will be deemed to constitute to a "Material Adverse Change": (A) changes or fluctuations in general financial market conditions or (B) changes affecting the telecommunications industry generally.

     "Memorandum of Lease" means a memorandum in recordable form setting forth certain terms of a Ground Lease.

     "Multiple" shall mean (i) [*], with respect to Wisconsin Assets, (ii) [*], with respect to all other Assets, (iii) [*], with respect to the Breakup Assets and (iv) with respect to the Assets identified in clauses (i), (ii) and (iii) the "Multiple" for the Asset which such Replacement Asset replaces.

     "Necessary Consents" shall mean all consents, approvals, concessions, franchises, licenses, permits, nondisturbance agreements; provided any such nondisturbance agreement relates solely to recorded interests recorded prior to the interest of any Seller in the applicable Property, and other authorizations that are required to be obtained by any Seller from any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement.

     "New Breakup Assets" shall mean, individually, and collectively, all of Sellers' right, title and interest in and to all of the Properties located in the State of Louisiana (other than such Properties identified on Schedule 5.1(f)(i)(A)) but only to the extent of the TCF Product of the Breakup Assets on
Schedule 5.1(f)(i)(A), together with all (i) Improvements thereon, (ii) Easements providing access thereto, (iii) Tower(s) owned by Sellers thereon and all tangible personal property owned by Sellers related to the design, operation, and maintenance of the Tower(s) and such Improvements, (iv) Ground Leases with respect thereto for Leasehold Properties included therein, (v) Tenant Leases with respect to the Properties, (vi) Seller Contracts related thereto, (vii) Permits with respect thereto, (viii) the Tower Lighting Systems thereto, and (ix) each of the following related to the foregoing: (A) Security Deposits, claims, refunds, causes of action, rights of recovery, prepayments, rights of setoff and rights of recoupment and all proceeds of them, (B) variances and similar rights obtained from any Governmental Authority, (C) all records, files, documents, correspondence, architectural plans, drawings, specifications, studies, reports, and other printed, electronic, or written materials related to any of the foregoing, (D) to the extent assignable, warranties and guarantees that the Sellers have received in connection with any work or services performed with respect to, or equipment installed in or on, such Improvements, (E) intangible personal property rights of the Sellers that are used exclusively in connection with the ownership, operation, and maintenance of such Improvements, and (F) all proceeds related to any of the foregoing for periods on or after the applicable Closing Date.

     "New Tenant Lease Amount" shall mean with respect to each lease to rent space on a Tower or a Property between any Seller and a third party or any amendment to any Tenant Lease that was executed by the parties thereto, is dated on or after January 1, 2003 and before the Effective Date and is not included in the worksheet entitled "Active Tenants" included in Schedule 5.1(v) (a list and description of the terms of which are attached hereto as Schedule 1.1(b)), the amount equal to, for each such lease or amendment, the product of (i) the amount of annual base rent payments required to be made to the "lessor" thereunder by "Tenants" thereunder (net of any revenue sharing expenses) pursuant to such lease or amendment and (ii) the Multiple; provided, however, that the aggregate amount of all such payments shall not exceed the lesser of (A) $[*] and (B) the aggregate amount due to Purchaser pursuant to any reconciliation performed pursuant to Section 11.5(c)(i).

     "Offer" shall have the meaning ascribed to it in Section 7.2(g).

     "Offer Contract" shall have the meaning ascribed to it in Section 7.2(g).

     "Offer Period" shall have the meaning ascribed to it in Section 7.2(g).

     "Open Title Assets" shall have the meaning ascribed to it in Section 2.1(a)(i).

     "Open Title Condition" shall have the meaning ascribed to it in Section 2.1(a)(i).

     "Owned Property" shall mean, individually and collectively, each of those certain parcels of real property in which Seller has a fee simple interest, all of which are listed and described as such in Schedules 5.1(f)(i)(A) and (B), together with all rights, alleys, streets, strip gores, water privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

     "Parties" shall mean Purchaser and the Sellers, collectively.

     "Party" shall mean Purchaser, on the one hand, or the Sellers, on the other hand, as the case may be; provided, however, that with respect to the Sellers, "Party" will mean the applicable individual Seller where the context so requires.

     "Payment Default" shall mean with respect to any Tenant Leases identified on Schedule 5.1(ff), (i) with respect to any Tenant Lease requiring monthly rent payments, any Tenant Lease under or pursuant to which [*]% or more of each of [*] consecutive payments of the rent due under such Tenant Lease is past due within the twelve month period immediately preceding the Effective Date; (ii) with respect to any Tenant Lease requiring quarterly rent payments, any Tenant Lease under or pursuant to which [*]% or more of each of [*] payments of the rent due under such Tenant Lease are past due within the twelve month period immediately preceding the Effective Date with the most recent delinquent payment being past due for a period greater than sixty (60) days; (iii) with respect to any Tenant Lease requiring semi-annual rent payments, any Tenant Lease under or pursuant to which [*]% or more of each of [*] consecutive payments of the rent due under such Tenant Lease are past due with the most recent delinquent payment being past due for a period greater than sixty (60) days; and (iv) with respect to any Tenant Lease requiring annual rent payments, any Tenant Lease under or pursuant to which [*]% or more or the annual payment or rent due under such Tenant Lease is more than [*] months past due within the twelve month period immediately preceding the Effective Date. For purposes of this Agreement the number of days an amount is "past due" under any Tenant Lease shall be calculated from the date on which such amount is due and payable under such Tenant Lease, as such date is set forth in such Tenant Lease.

     "Permits" shall mean all permits, approvals, registrations, licenses, certifications, or authorizations required by any Governmental Authority in connection with the construction, ownership, maintenance, use or operation of the Assets and all pending applications therefor or renewals thereof.

     "Permitted Liens" shall mean (a) Liens for current Taxes not yet due and payable, (b) assessments not yet due and payable under declarations, and that do not or would not, individually or in the aggregate, interfere with the Purchaser's actual or intended use of any Properties and/or Improvements as telecommunications facilities, (c) any interest or title of a lessor or servient tenant holder under any Ground Lease covering only the Assets so leased as set forth on Schedule 5.1(g), (d) any revenue-sharing arrangements under any Ground Lease as identified on Schedule 5.1(v), and (e) any recorded mortgages or deeds of trust encumbering the fee simple interest under any Assets subject to a Ground Lease and with respect to which binding nondisturbance agreements have been obtained and are in full force and effect or are subsequent to such Seller's recorded interest in the applicable Property. Notwithstanding anything to the contrary in this Agreement, any mortgage or deed of trust lien, security interest, and other monetary liens encumbering any Property and/or Improvements created by any Seller or encumbrances created by a Seller after the Effective Date that encumber a Property and/or Improvements will not be Permitted Liens.

     "Person" shall mean any individual, group, corporation, partnership, limited liability company or other organization or entity.

     "Post-Closing Statement" shall have the meaning ascribed to it in Section 10.5(c).

     "Post-Closing Tax Period" shall have the meaning ascribed to it in Section 10.5(a)(iii).

     "Pre-Closing Tax Period" shall have the meaning ascribed to it in Section 10.5(a)(iii).

     "Previously Transferred Assets" shall have the meaning ascribed to it in
Section 4.2.

     "Property" shall mean a Leasehold Property and/or Owned Property.

     "Purchase Price" shall mean the aggregate amount of the individual Closing Prices paid by Purchaser to Sellers at Closings under this Agreement.

     "Purchaser" shall have the meaning ascribed to it in the introductory paragraph hereof.

     "Purchaser Indemnitee" shall have the meaning ascribed to it in Section
11.1.

     "Reconciled TCF" shall have the meaning ascribed to it in Section
11.5(c)(i).

     "Reconciliation Date" shall have the meaning ascribed to it in Section 11.5(c)(i).

     "Removal Notice" shall have the meaning ascribed to it in Section
2.1(b)(ii).

     "Replaced Asset" shall have the meaning ascribed to it in Section 2.1(f).

     "Replacement Assets" shall mean, individually, and collectively, all of Sellers' right, title and interest in and to each of the Properties identified in Schedule 5.1(f)(i)(B) all such Properties to be located in the States of Illinois, Louisiana and thereafter in the following States; Arkansas, Tennessee, Ohio, Indiana and Kentucky, which such Schedule may be amended from time to time in each case upon the mutual agreement of the Parties, together with all (i) Improvements thereon, (ii) Easements providing access thereto, (iii) Tower(s) owned by Sellers thereon and all tangible personal property owned by Sellers related to the design, operation, and maintenance of the Tower(s) and such Improvements, (iv) Ground Leases with respect thereto for Leasehold Properties included therein, (v) Tenant Leases with respect to the Properties, (vi) Seller Contracts related thereto, (vii) Permits with respect thereto, (viii) the Tower Lighting Systems thereto, and (ix) each of the following related to the foregoing: (A) Security Deposits, claims, refunds, causes of action, rights of recovery, prepayments, rights of setoff and rights of recoupment and all proceeds of them, (B) variances and similar rights obtained from any Governmental Authority, (C) all records, files, documents, correspondence, architectural plans, drawings, specifications, studies, reports, and other printed, electronic, or written materials related to any of the foregoing, (D) to the extent assignable, warranties and guarantees that the Sellers have received in connection with any work or services performed with respect to, or equipment installed in or on, such Improvements, (E) intangible personal property rights of the Sellers that are used exclusively in connection with the ownership, operation, and maintenance of such Improvements, and (F) all proceeds related to any of the foregoing for periods on or after the applicable Closing Date.

     "Replacement Assets Closing" shall have the meaning ascribed to it in
Section 2.1(f).

     "Replacement Assets Closing Adjustment" shall have the meaning ascribed to it in Section 2.2(b).

     "Replacement Assets TCF Product" shall mean the product of (a) the Current TCF applicable to a Replacement Asset and (b) the Multiple applicable to the corresponding Replaced Asset.

     "ROFR" shall mean all rights of first refusal of any Person other than Purchaser related to any of the Assets.

     "Scheduled Assets" shall have the meaning ascribed to it in Section 4.2.

     "Second Closing" shall mean the closing of the transactions contemplated by this Agreement that is to take place in accordance with Section 10.1(b).

     "Second Closing Amount" shall have the meaning ascribed to it in Section 2.2(a)(y).

     "Security Deposits" shall have the meaning ascribed to it in Section
5.1(h).

     "Security Interest" shall have the meaning ascribed to it in Section
8.1(g).

     "Seller" and "Sellers" shall have the meaning ascribed to it in the introductory paragraph hereof.

     "Seller Contracts" shall mean the service, supply, maintenance, management and utility agreements between any Seller and a third party relating to or affecting the Assets, which cannot be terminated by either party thereto on less than thirty (30) days notice without penalty, together with all amendments, modifications, supplements, assignments, guarantees, side letters and other documents related thereto, as identified on Schedule 5.1(n).

     "Seller Indemnitee" shall have the meaning ascribed to it in Section 11.2.

     "Seller Service Company Affiliate" shall mean SBA Network Services, Inc. or Total Tower Service, Inc.

     "Selling Entity" shall have the meaning ascribed to it in Section 7.2(g).

     "Subsequent Closing" shall have the meaning ascribed to it in Section
2.1(d).

     "Tax Return" shall mean any report, declaration, statement, return or other information filed in respect of Taxes, and any claims for refund of Taxes, including any amendments or supplements to any of the foregoing, with any taxing authority with respect to Taxes imposed upon or attributable to the operation of any of the Assets.

     "Taxes" shall mean any and all property (real, personal or intangible), sales, use, income, transfer, gains, customs, employment, unemployment, franchisor or license taxes (including any fee, assessment or other charge in the nature of or in lieu of any tax), imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, any interest, penalties, additions to tax or additional amounts in respect of the foregoing (whether disputed or not).

     "TCF Product" shall have the meaning ascribed to it in Section 2.2.

     "Tenant Leases" shall mean all leases, subleases, licenses, sublicenses, master leases, and other occupancy agreements for the use and occupancy or future use and occupancy of a Property and/or Improvements or any portion thereof, together with any amendments, modifications and supplements thereto, whether entered into prior to, on or after the Effective Date (subject to the terms of Section 7.1(a)).

     "Tenant Lessee Estoppel" means an estoppel certificate signed by a tenant under a Tenant Lease in substantially the form attached as Exhibit 10.2(a)(x)(A).

     "Title Condition" shall mean the Condition Precedent set forth in Section 8.1(b).

     "Tower" shall mean any wireless communications tower located on a Property and owned by any Seller including, without limitation, the tower foundation, all supporting elements, bolts, tower structure (including tower steel), pads, anchors, caissons, lighting, lightening rod, compounds, and grounding system.

     "Tower Lighting Services Agreement" shall have the meaning ascribed to it in Section 10.2(i).

     "Tower Lighting System" means the lighting control system for a Tower (including, without limitation, the control module, light fixtures, all associated interconnection wiring and the external photo-cell) that is owned and operated by a Seller.

     "Transaction Documents" shall mean this Agreement, the Instruments of Transfer, and any other agreements, certificates, documents or instruments to be executed and delivered pursuant to this Agreement, as the same may be amended from time to time.

     "Transfer" shall mean any sale, assignment, pledge, encumbrance or other disposition.

     "Transfer Taxes" shall mean, collectively, all excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise, transfer, gains and similar Taxes.

     "Unresolved Claim" shall have the meaning ascribed to it in Section
11.5(a).

     "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq. as same may be amended from time to time.

     "Wisconsin Assets" shall mean the Initial Assets located in the State of Wisconsin and which are identified as "Wisconsin Assets" in Schedule 5.1(f)(i)(A).

     "Wisconsin Notice" shall mean Purchaser's written notification to Sellers that it has sufficient funds available to consummate the purchase of the Wisconsin Assets and has received the consent of the requisite number of lenders party to Purchaser's credit facility, which shall be delivered by Purchaser on or before June 1, 2003.

                         ARTICLE II - PURCHASE AND SALE

     2.1 Purchase and Sale of Assets. Subject to and on the terms and conditions set forth herein:

          (a)  Initial Assets.

               (i) First Closing. Upon and subject to the terms and conditions of this Agreement, at the First Closing, Sellers shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all of Sellers' right, title and interest in and to all of the Initial Assets identified in Schedule 2.1(b)(i) that meet the Conditions Precedent as of such Closing, free and clear of all Liens other than Permitted Liens. Notwithstanding the foregoing, the Parties acknowledge that, as of each Closing, Sellers may not have satisfied the Title Condition with respect to certain of the Initial Assets identified in the applicable schedule to be transferred to Purchaser at such Closing (such unsatisfied condition, the "Open Title Condition" and any such Assets, the "Open Title Assets"). If, at the time of the First Closing, there is an Open Title Condition with respect to any Initial Assets identified on Schedule 2.1(b)(i) and such failure would have the effect of reducing the TCF Product at the First Closing to an amount below $145,000,000, but all of the Conditions Precedent to the First Closing other than the Title Condition are met with respect to such Initial Assets, then (i) Sellers shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all of Sellers' right, title and interest in and to such Initial Assets identified in Schedule 2.1(b)(i) with respect to which the Title Condition is satisfied, and (ii) the Parties will enter into the Management Agreement pursuant to Section 2.6 with respect to such Open Title Assets (the

"Managed Assets") identified as such on Schedule 2.1(b)(i), so that the aggregate TCF Product for the First Closing, with respect to such Initial Assets to be transferred and such Managed Assets, shall not be less than $145,000,000. Notwithstanding the foregoing, to the extent that the Title Condition is met with respect to Initial Assets for which the TCF Product is greater than $145,000,000, Purchaser shall have the right to defer to the Second Closing the purchase of those Initial Assets for which the TCF Product exceeds $145,000,000. For the avoidance of doubt, at the First Closing, Schedule 2.1(b)(i) shall identify and Sellers shall sell, transfer and assign to Purchaser, Initial Assets and deliver to Purchaser Managed Assets to be managed under the Management Agreement, that generate, in the aggregate, TCF Product of at least One Hundred Forty-Five Million Dollars ($145,000,0000).

               (ii) Second Closing. Upon and subject to the terms and conditions of this Agreement, at the Second Closing, Sellers shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all of Sellers' right, title and interest in and to all the Initial Assets identified in Schedule 2.1(b)(ii) that meet the Conditions Precedent as of the Second Closing, free and clear of all Liens other than Permitted Liens. Notwithstanding the foregoing, if, at the time of the Second Closing, there is an Open Title Condition with respect to any Initial Assets identified in
Schedule 2.1(b)(ii) and such failure would have the effect of reducing the TCF Product payable for such Initial Assets at the Second Closing below the Second Closing Amount, but all the Conditions Precedent to the Second Closing other than the Title Condition are met with respect to such Initial Assets, then (i) Sellers shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all of Sellers' right, title and interest in and to such Initial Assets identified in Schedule 2.1(b)(ii) with respect to which the Title Condition is satisfied, and (ii) such Open Title Assets will become Managed Assets pursuant to the Management Agreement so that the aggregate TCF Product for the Second Closing, with respect to such Initial Assets to be transferred and such Managed Assets, shall be not less than the Second Closing Amount. For the avoidance of doubt, at the Second Closing,
Schedule 2.1(b)(ii) shall identify and Sellers shall deliver to Purchaser, Initial Assets and deliver to Purchaser Managed Assets to be managed under the Management Agreement that generate, in the aggregate, TCF Product in amount not less than the Second Closing Amount.

          (b)  Updated Schedules for First and Second Closings.

               (i)  First Closing.

                    (A) Concurrently with the execution and delivery of this Agreement, Seller has delivered to Purchaser Schedule 5.1(ff). Within twenty-one
(21) days of the Effective Date (the "Review Period"), Purchaser shall review
Schedule 5.1(ff) and identify those Tenant Leases as to which a Payment Default exists and based upon such review, those Properties which Purchaser desires to remove from Schedule 5.1(f)(i)(A). At any time prior to the expiration of the Review Period, Purchaser, subject to Section 2.1(b)(i)(B) below, shall have the right to deliver a written notice (a "Removal Notice") to Sellers stating (i) that a Payment Default exists with respect to such Tenant Lease, (ii) that the related Property may be removed from Schedule 5.1(f)(1)(A) (each such Property, a "Designated Property") and (iii) whether Purchaser elects to enter into the Management Agreement with respect to such Designated Property. In the event that Purchaser makes the foregoing election to enter into the Management Agreement with respect to the Assets related to a Designated Property, such Assets shall constitute Managed Assets hereunder upon entering into the Management Agreement, there shall be no adjustment to Current TCF with respect to the Payment Default related thereto, and shall not be removed from Schedule 5.1(f)(1)(A). With respect to Assets related to any Designated Property that become Managed Assets, Purchaser shall be entitled to acquire such Managed Assets pursuant to Section 2.1 hereof so long as Purchaser waives any claim of a breach of any representation in this Agreement relating thereto based solely on a Payment Default. With respect to any Designated Property that does not become a Managed Asset, Purchaser may acquire such Designated Property in accordance with the terms hereof for an amount equal to the TCF Product (without any adjustment for the Payment Default related thereto) for such Assets related to Designated Property. Notwithstanding anything in the foregoing to the contrary, as soon as practicable after Purchaser's delivery of the Removal Notice, Sellers shall use commercially reasonable efforts to cause the tenant to cure the Payment Default with respect to each Designated Property pursuant to Section 2.1(b)(i) (B) below. In the event that Sellers cause the tenant to cure a Payment Default for a Designated Property in accordance with Section 2.1(b)(i) (B) below, Purchaser shall acquire such Property at the next Closing scheduled to occur hereunder that otherwise satisfies the Conditions Precedent in accordance with the terms of Section 8.1 hereof. Within ten days of the scheduled date of the Replacement Assets Closing, Sellers shall deliver a notice to Purchaser stating with respect to each remaining Designated Property whether the Payment Default has been cured pursuant to Section 2.1(b)(i) (B) below and Purchaser shall have the option to either (i) acquire Assets related to such Designated Property in accordance with
Section 2.1 hereof (without any adjustment for the Payment Default related thereto) or (ii) mutually agree with Sellers as to the selection of Properties from the Properties from the Illinois Assets or Louisiana Assets to replace the Designated Properties. Subject to Section 2.1(b)(i) (B) below, Schedule 2.1(b)(i) shall be amended to remove all Designated Properties with respect to which any Payment Default remains uncured pursuant to Section 2.1(b)(i) (B) below and which Designated Property has not been acquired by Purchaser and to include such Illinois Assets and Louisiana Assets as are mutually agreed upon pursuant to clause (ii) of the immediately preceding sentence to replace such Designated Properties on Schedule 2.1(b)(i).

                    (B) Sellers shall have the right to cure any Payment Default prior to the date of the Replacement Assets Closing. For purposes of this Section 2.1(b)(i)(B), a Payment Default shall be deemed to be cured on the date on which Sellers deliver to Purchaser written notice stating that (i) all past due amounts of rent under the applicable Tenant Lease have been paid in full and (ii) the lessee to such Tenant Lease shall have paid in full the applicable rent for the calendar month immediately succeeding the calendar month in which such past due amounts are paid. If Sellers cure any Payment Default with respect to any Designated Property, then, the Parties shall amend Schedule 2.1(b)(i) to delete therefrom only those Designated Properties with respect to which a Payment Default has not been cured and to include such Illinois Assets and Louisiana Assets as are designated in the Removal Notice to replace such Designated Properties on Schedule 2.1(b)(i).

                    (C) No later than ten (10) Business Days prior to the First Closing, Sellers shall deliver to Purchaser Schedule 2.1(b)(i), which shall identify (A) the Initial Assets with respect to which the Title Condition and other Conditions Precedent have been met as of the First Closing, with the corresponding Current TCF for such Initial Assets, and (B) the Managed Assets, with the corresponding Current TCF with respect to each Property for such Managed Assets, which (A) and (B) in the aggregate shall generate a TCF Product of no less than One Hundred Forty-Five Million Dollars ($145,000,000). In the event (A) and (B) in the aggregate generate a current TCF Product of less than $145,000,000 because a ROFR has been exercised or the reconciliation contemplated by Section 10.5(a)(viii) with respect to (A) and (B) would result in a TCF Product of less than $145,000,000 and the Wisconsin Notice has not been delivered to Sellers, then Sellers will deliver to Purchaser as part of Schedule 2.1(b)(i), a list of Wisconsin Asset with respect to which the Title Condition and other Conditions Precedent have been met as of the First Closing that generate a TCF Product in the amount of such shortfall.

               (ii) Second Closing. No later than five (5) Business Days prior to the Second Closing, Sellers shall deliver to Purchaser Schedule 2.1(b)(ii), which shall identify (A) the Initial Assets with respect to which the Title Condition and other Conditions Precedent have been met as of the Second Closing, with the corresponding Current TCF for such Initial Assets and (B) the Managed Assets with the corresponding Current TCF for such Managed Assets which Initial Assets and Managed Assets in the aggregate shall generate a TCF Product of no less than the Second Closing Amount.

          (c) Breakup Assets. No later than five (5) Business Days prior to the Breakup Closing Date, if applicable, Sellers shall deliver to Purchaser Schedule 2.1(c), which shall identify the Breakup Assets with respect to which the conditions precedent in Section 8.2 have been met as of the Breakup Closing, with the corresponding Current TCF with respect to each Property for such Breakup Assets. At the Breakup Closing, if applicable, subject to the terms of this Agreement, Sellers shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all of Sellers' right, title and interest in and to all of the Breakup Assets identified in
Schedule 2.1(c), free and clear of all Liens other than Permitted Liens.

          (d) Subsequent Closings. On each date following the date of the First Closing on which any Seller or Purchaser becomes aware that any Initial Assets and/or Managed Assets with respect to at least fifteen (15) Properties have met the Conditions Precedent, such Party shall notify the other Parties that such Conditions Precedent have been met and, in such event, within five (5) Business Days of receipt by the applicable Party of such Notice, Sellers shall deliver to Purchaser Schedule 2.1(d) which shall identify such Properties with respect to which such Conditions Precedent have been met and the corresponding Current TCF with respect thereto. Subsequent Closing(s) for the purchase of Initial Assets (each, a "Subsequent Closing") shall occur on such date, following the First Closing, that is two (2) Business Days after the date on which Sellers shall have delivered to Purchaser a Schedule 2.1(d); provided, however, that in no event shall any Subsequent Closing occur after October 1, 2003. Upon and subject to the terms and conditions of this Agreement, at each Subsequent Closing, Sellers shall transfer, assign and deliver to Purchaser, and Purchaser shall acquire and accept from Sellers (without further payment in the case of any Managed Assets), all of Sellers' right, title and interest in and to all the Initial Assets identified in the Schedule 2.1(d) delivered prior to such Closing that meet the Conditions Precedent as of such Subsequent Closing, free and clear of all Liens other than Permitted Liens.

          (e) Upon delivery to Purchaser of each of the Schedules contemplated under Sections 2.1(a), 2.1(b), 2.1(c), 2.1(d) and 2.1(f) as applicable (each such Schedule, a "Closing Schedule"), Purchaser, on the one hand, and Sellers, on the other hand, shall negotiate in good faith to agree upon the Properties to be identified in the Closing Schedule to be attached to this Agreement at the applicable Closing.

          (f) Replacement Assets Closing. The final Closing for the purchase of Replacement Assets (the "Replacement Assets Closing") shall occur on October 1, 2003, or on such later date as is reasonably required for Purchaser to complete its due diligence investigation with respect to Replacement Assets but in any event no later than December 31, 2003. No later than five (5) Business Days prior to the Replacement Assets Closing, Sellers shall deliver to Purchaser
Schedule 2.1(f), which will identify (A) the Replacement Assets with respect to which all of the Conditions Precedent have been met, with the corresponding Current TCF with respect to each Property for such Replacement Assets and (B) any Managed Assets that do not meet the Conditions Precedent on or before October 1, 2003 and accordingly are not transferred to Purchaser hereunder (the "Replaced Assets"). Upon and subject to the terms and conditions of this Agreement, in consideration of the Managed Assets Closing Price, at the Replacement Assets Closing, each Seller shall transfer, assign and deliver to Purchaser, and Purchaser shall acquire and accept from Sellers (without further payment except as provided in Section 2.2(b), if applicable), all of Sellers' right, title and interest in and to all the Replacement Assets identified on
Schedule 2.1(f), free and clear of all Liens other than Permitted Liens.

     2.2  Purchase Price and Payment.

          (a) Closing Price. Subject to Section 11.5(c)(ii), at each Closing (other than the Replacement Assets Closing), Purchaser shall pay Sellers an amount equal to the result of (a) the product of (i) the sum of the Current TCF for all of the Managed Assets, if any, and Assets transferred to Purchaser at such Closing and (ii) the Applicable Multiple (such product, the "TCF Product"); less (b) the aggregate amount of any applicable Adjustments (such difference, the "Closing Price"), in each case, subject to (A) the application of the applicable portion of the Deposits in accordance with Section 2.4 and (B) the deduction and deposit of the Indemnity Deposit in accordance with Section 11.5. Notwithstanding the foregoing,

               (x) the Closing Price paid at the First Closing shall not be less than One Hundred Forty-Five Million Dollars ($145,000,000) and shall not exceed
(I) Two Hundred Three Million Dollars ($203,000,000), in the event the Wisconsin Notice is provided to Sellers on or before such Closing Date or (II) One Hundred Sixty Million ($160,000,000), in the event Wisconsin Notice is not provided to Sellers on or before such Closing Date; and

               (y) in the event that the Closing Price actually paid at the First Closing is less than One Hundred Sixty Million Dollars ($160,000,000), then the Closing Price paid at the Second Closing shall not be less than an amount equal to the difference, if any, between (I) One Hundred Sixty Million Dollars ($160,000,000) and (II) the Closing Price actually paid at the First Closing (such amount, the "Second Closing Amount"); and

               (z) in the event that the Wisconsin Notice is not provided to Sellers, then the Purchase Price shall not exceed One Hundred Sixty Million Dollars ($160,000,000), and in the event that the Wisconsin Notice is provided to Sellers, the Purchase Price shall not exceed Two Hundred Three Million Dollars ($203,000,000).

          (b)  Replacement Assets Closing Adjustment.

               (i) At any Closing at which Replacement Assets are transferred to Purchaser and the Replacement Assets Closing, (A) Sellers shall pay to Purchaser in exchange for such Replacement Assets the amount by which (i) the sum of the TCF Product generated by all Replaced Assets exceeds (ii) the sum of the Replacement Assets TCF Product generated by all the Replacement Assets transferred to Purchaser at the Replacement Assets Closing, or (B) Purchaser shall pay to Sellers the amount by which (x) the sum of the Replacement Assets TCF Product generated by all the Replacement Assets transferred to Purchaser at the Replacement Assets Closing exceeds (y) the sum of the TCF Product generated by all Replaced Assets (either such amount, the "Replacement Assets Closing Adjustment"). The Replacement Assets Closing Adjustment will be paid in cash without set-off or deduction of any kind if to Sellers, in accordance with Section 2.2(c) below, and if to Purchaser, by wire transfer in accordance with the wire transfer instructions of Purchaser delivered to Sellers not less than two (2) Business Days prior to the Replacement Assets Closing.

               (ii) Notwithstanding the terms of Section 2.2(b)(i), in the event the aggregate TCF Product for all Initial Assets actually acquired by Purchaser on or before the Replacement Assets Closing is equal to or greater than:

                    (A) (1) One Hundred Ninety-Eight Million Dollars ($198,000,000), in the event the Wisconsin Notice has been delivered to Sellers and no Illinois Assets or Louisiana Assets are acquired by Purchaser at the First Closing or (2) One Hundred Fifty-Five Million Dollars ($155,000,000) in the event the Wisconsin Notice has not been delivered to Sellers and no Illinois Assets or Louisiana Assets are acquired by Purchaser, Sellers shall have no obligation to convey the Replacement Assets to Purchaser, and Purchaser shall have no obligation to purchase such Replacement Assets, and in such event, Sellers shall pay Purchaser an amount by which (I) (1) in the event the Wisconsin Notice has been delivered to Sellers and no Illinois Assets or Louisiana Assets are acquired by Purchaser, One Hundred Ninety Eight Million Dollars ($198,000,000) or (2) in the event the Wisconsin Notice has not been delivered to Sellers and no Illinois Assets or Louisiana Assets are acquired by Purchaser at the First Closing, One Hundred Fifty-Five Million Dollars ($155,000,000) exceeds (II) the product of (x) the aggregate Current TCF for all Assets transferred to Purchaser and (y) the Multiple, if the reconciliation under Section 11.5(c)(ii) has occurred, or if otherwise, the Applicable Multiple, or

                    (B) (1) One Hundred Ninety-Three Million Dollars ($193,000,000), in the event the Wisconsin Notice has been delivered to Sellers and any Illinois Assets or Louisiana Assets are acquired by Purchaser at the First Closing, or (2) One Hundred Fifty-Three Million Dollars ($153,000,000) in the event the Wisconsin Notice has not been delivered to Sellers and any Illinois Assets or Louisiana Assets are acquired by Purchaser, Sellers shall have no obligation to convey the Replacement Assets to Purchaser, and Purchaser shall have no obligation to purchase such Replacement Assets, and in such event, Sellers shall pay Purchaser an amount by which (I)(1) in the event the Wisconsin Notice has been delivered to Sellers and no Illinois Assets or Louisiana Assets are acquired by Purchaser, One Hundred Ninety-Three Million Dollars ($193,000,000) or (2) in the event the Wisconsin Notice has not been delivered to Sellers and no Illinois Assets or Louisiana Assets are acquired by Purchaser, One Hundred Fifty-Three Million Dollars ($153,000,000) exceeds (II) the product of (x) the aggregate Current TCF for all Assets transferred to Purchaser and (y) the Multiple, if the reconciliation under Section 11.5(c)(ii) has occurred, or if otherwise, the Applicable Multiple, or

          (c) The Closing Price at each Closing will be paid in cash without set-off or deduction of any kind (except for the application of the Deposits and the Indemnity Deposit) by wire transfer in accordance with the instructions delivered to Purchaser three (3) Business Days prior to the Closing Date of such Closing. The Sellers shall be solely responsible for allocating the Closing Price at each Closing between them.

     2.3  Assumed Liabilities.

          (a) Assumed Liabilities. Subject to and in accordance with the terms and conditions of this Agreement, Purchaser agrees to assume and to discharge upon each of the Closings, with respect to the Assets at such Closing, any and all liabilities or obligations of any sort whatsoever regardless of how incurred that relate to the Assets acquired and accepted by Purchaser at such Closing and that arise from and/or relate to events, facts, or circumstances that occur on or after the Closing Date of the applicable Closing for such Assets, other than any Continuing Obligations (collectively, the "Assumed Liabilities").

          (b) Excluded Liabilities. Purchaser specifically shall not assume or pay or discharge or have any liability for any debts, liabilities, or obligations of any Seller or otherwise other than the Assumed Liabilities. Without limiting the foregoing, Purchaser will not be liable for any of the following debts, liabilities or obligations (contingent or otherwise) of any
Seller: (i) Taxes, including amounts which have or may be passed through to any Seller by any lessor under any Ground Lease, regardless of whether any Seller has been invoiced for or notified of such amounts, and whether such Taxes or amounts relate (i) in the case of Taxes that relate to any Assets transferred to Purchaser hereunder and arise out of periods on or before the Closing Date on which such Assets are transferred to Purchaser and (ii) in the case of all other Taxes of any Seller that relate to periods on, prior to or after such Closing;
(ii) obligations under the Contracts and Permits that arise out of or relate to events, facts or circumstances that occurred prior to the applicable Closing Date; (iii) obligations relating to any Employee Benefit Plan ever maintained or contributed to by any Seller or its ERISA Affiliates, whether incurred before, on or after a Closing Date; (iv) any obligations relating to any Seller's employment of or termination of its employees, whether incurred before, on or after a Closing, including but not limited to obligations under the WARN Act or similar state laws; (v) Continuing Obligations at any time prior to, on, or after the applicable Closing Date; (vi) any liability or obligation of a Seller pertaining to the Excluded Assets; (vii) Managed Assets that become Replaced Assets, for the period between the Closing of such Managed Assets and the date on which such Managed Assets became Replaced Assets, except as expressly provided in the Management Agreement; (viii) any debt (contingent or otherwise) regardless of how incurred; and (ix) any and all liabilities or obligations of any sort whatsoever regardless of how incurred that relate to Assets acquired and accepted by Purchaser at a Closing that arise or are incurred by any Seller and/or relate to events, facts, or circumstances that occur on or before the Closing Date of the applicable Closing for such Assets in each case, whether or not any such debt, liability or obligation is disclosed to Purchaser or is set forth on any Schedule to this Agreement. All of such excluded debts, liabilities and obligations specified in this Section 2.3(b) are collectively referred to herein as the "Excluded Liabilities".

     2.4 Purchase Price Deposit. Purchaser shall deposit with First American Title Insurance Company (the "Escrow Agent") (i) an amount equal to Ten Million Dollars ($10,000,000) on the Effective Date with respect to the Initial Assets (such amount, together with all interest accrued thereon, the "Initial Assets Deposit") and (ii) in the event Purchaser satisfies or waives the Condition Precedent set forth in Section 8.1(i), an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) upon Purchaser's delivery of the Wisconsin Notice to Sellers (such amount, together with all interest accrued thereon, and, collectively with the Initial Assets Deposit, the "Deposits"). The Deposits shall be maintained in a segregated interest-bearing account and the interest accruing shall be for the benefit of Purchaser in accordance with the terms and conditions of an escrow agreement (the "Escrow Agreement"), the form of which is attached hereto as Exhibit 2.4. In accordance with the terms and provisions of this Agreement and the Escrow Agreement the Deposits shall be held by the Escrow Agent as a deposit against the Closing Price for each of the Closings. At each Closing, a pro rata portion of the Deposit shall be applied to the applicable Closing Price pursuant to Section 2.2 and paid to the Sellers, such pro rata portion to be based on the Closing Price paid for the Initial Assets purchased at such Closing in relation to the maximum aggregate potential Closing Price that may be payable with respect to all Initial Assets at such time based upon whether Purchaser has delivered the Wisconsin Notice. The Deposits or any remaining portion thereof, if applicable, shall be returned promptly to Purchaser as provided in the first sentence of Section 12.3(b) in the event that: (i) Sellers fail to satisfy the Bank Condition; (ii) Purchaser exercises its right to terminate this Agreement pursuant to Section 12.1(b); or (iii) this Agreement is terminated by any Party for any reason other than by Sellers pursuant to Section 12.2(a). The Deposit or any remaining portion thereof shall be paid to Sellers if this Agreement is terminated by Sellers pursuant to
Section 12.2(a). The Deposits shall be deemed to be, and shall remain, the Purchaser's property, and no Seller will have no legal, equitable or other interest in the Deposits, until such time as, and then only to the extent that, a portion of the Deposits is payable to Sellers pursuant to Section 2.2 or
Section 12.3(b). The Parties will provide the Escrow Agent with joint written instructions for the disbursement of the Deposits in accordance with the terms of this Agreement and the Escrow Agreement. The Deposits shall be delivered to the Escrow Agent by wire transfer of immediately available federal funds or by bank or cashier's check drawn on a nationally recognized bank. The Parties will each pay one half (1/2) of the costs of the Escrow Agent in connection with the Escrow Agreement.

     2.5 Allocation. No later than five (5) Business Days prior to a Closing, the Parties will agree to, and attach to this Agreement as Schedule 2.5, a list of the allocation of the Closing Price and fair market value with respect to the Assets to be transferred at the applicable Closing. The Parties shall make consistent use of such allocations and valuations for all Tax purposes and in all filings, declarations, and reports with the Internal Revenue Service. No Party will contend or represent that the allocations and valuations contained in
Schedule 2.5 is not a correct allocation or valuation in any proceeding related to the determination of any Taxes.

     2.6 Open Title Assets. If, pursuant to Section 2.1(a), any Open Title Assets are proposed to be transferred to Purchaser at the First Closing or the Second Closing and the failure to transfer such Open Title Assets would result in a reduction of the Closing Price payable at the (a) First Closing to an amount less than $145,000,000 or (b) Second Closing to an amount less than the Second Closing Amount, then concurrently with the Closings, the Parties shall enter into an Asset Management Agreement, substantially in the form attached as
Exhibit 2.6 ("Management Agreement"), with respect to the management of such Open Title Assets, pursuant to which, among other things, Purchaser shall manage such Open Title Assets and retain all Tower Revenue (as such term is defined in the Management Agreement) relating to such Open Title Assets during the term of the Management Agreement.

                        ARTICLE III - INSPECTION PERIOD

     3.1 Duration. Purchaser shall have the right during the period commencing on the Effective Date and ending at the close of business five (5) Business Days prior to the Closing Date of the Replacement Assets Closing (the "Inspection Period") to enter upon, inspect, investigate and conduct legal, financial, business, environmental and technical due diligence with respect to the Assets; provided, however, that in the event of the occurrence of a Breakup Event, the Inspection Period will be deemed to mean the forty-five (45) Business Days (the "Extension Date") following the date of the Breakup Event, or if Purchaser has not, after exercising commercially reasonable efforts, completed its due diligence investigation of the Breakup Assets on or prior to the Extension Date, the ninety (90) Business Days following the occurrence of the Breakup Event.

     3.2 Entry and Inspection. During the Inspection Period, Sellers shall permit Purchaser and its authorized agents and representatives reasonable access to (during normal business hours) all of the Assets, and Sellers shall permit Purchaser to have access to, and Purchaser shall be allowed to photocopy, all reports, documents, records, and information related to the Assets as Purchaser may reasonably request, to permit Purchaser to perform its due diligence investigation with respect to the Assets. Purchaser may undertake a complete physical inspection of the Assets; provided, however, that with respect to the Properties and the Improvements, any such physical inspection shall not result in any damage to the same. Except as otherwise provided herein, no such inspections, investigations or examinations shall interfere with the applicable Seller's business or operations. After completing any physical inspections of the Property and Improvements thereon, Purchaser shall restore and repair any damage to the same caused by such inspections to the condition existing prior to Purchaser's entry. Any site inspections shall be conducted by such employees, consultants and professionals as Purchaser shall select, and any inspections shall be arranged at times mutually convenient to the Parties.

     3.3  Due Diligence Materials.

          (a) Sellers Materials. Not more than five (5) Business Days following the Effective Date, Sellers shall make available to Purchaser each of the following items (to the extent same exist and are in any Seller's or any of its Affiliate's possession) at the offices of Sellers located at 5900 Broken Sound Parkway, Boca Raton, Florida 33487 and/or provide such items to Purchaser in hard copy or electronic form, subject to Section 3.3(b):

               (i) True, correct and complete copies of all structural analyses, engineering reports, drawings, surveys, and condition reports for the Improvements;

               (ii) True, correct and complete copies of all environmental reports and NEPA reports relating to the Properties, which reports may include a current Phase I and Phase II (if applicable) environmental study of each Property other than for the Properties set forth on Schedule 3.3(a)(ii) and a reliance letter from each environmental consultant who prepared such report;

               (iii) True, correct and complete copies of all Ground Leases, Tenant Leases, Easements, Seller Contracts and other written contracts (and a list of all such oral contracts) that Seller has entered into with third parties related to the use, maintenance, or operation of any of the Assets presently in force;

               (iv) True, correct and complete copies of the most recent and current surveys, title commitments, title policies or abstracts of title and corresponding legal opinions together with all copies of all documents and instruments (as recorded where applicable) referred to or identified in the title commitment, title policies or abstracts, including, but not limited to, all deeds and other conveyance documents evidencing transfer of title into each of the Sellers, lien instruments, leases, plats, reservations, restrictions and easements, and all curative documentation executed subsequent to the commitment, policy or abstract, including any non-disturbance agreements;

               (v) The most recent annual and quarterly real estate Tax bill and any notification of increases in Taxes in any Seller's possession for each of: (i) the Improvements; and (ii) the Properties for which Sellers pay property Taxes, and utility bills from the previous twelve month period;

               (vi)   Current tenant contact information;

               (vii) An AM Study for each Tower for which an AM Study is required;

               (viii) Copies of all Permits including without limitation, all zoning approvals, FAA clearances, and FCC registrations; and

               (ix) True, correct and complete copies of any and all books, records, files, studies, reports, documents and other information (A) related to the Assets and the transactions contemplated herein and (B) as Purchaser may reasonably request.

     For purposes of this Agreement, the words "make available", "made available", "furnished", or "provided" used in the context of Sellers' providing, furnishing or making available items to Purchaser, shall mean that Sellers have made available, furnished or provided true, correct and complete copies of such items to Purchaser at the address of Seller set forth in Section
13.2 or in Sellers' online database.

          (b) Updated Materials. To the extent the applicable Seller does not have current or adequate copies of the items in Section 3.3(a)(i), 3.3(a)(ii), 3.3(a)(iv), 3.3(a)(viii) or 3.3(a)(ix) (including, without limitation, title commitments and title updates) as reasonably determined by Purchaser, Purchaser will have the right to obtain such items or, subject to limitations contained in paragraph (c) below, require Sellers to obtain such items in accordance with Purchaser's reasonable requirements, and Sellers shall cooperate with Purchaser in obtaining such items. Sellers will promptly notify Purchaser of its receipt of any additional due diligence materials described in Section 3.3(a) above.

          (c) Due Diligence Costs. Sellers shall incur and pay such third party costs and expenses as may be requested by Purchaser in connection with Purchaser's due diligence investigation with respect to the Assets, including without limitation any inspection costs incurred pursuant to Section 3.2 and the cost of obtaining any items not in any Seller's or in any of such Seller's Affiliate's possession pursuant to Sections 3.3(a) and 3.3(b) (all such costs, collectively, "Due Diligence Costs"); provided, however, that the maximum amount of Due Diligence Costs that Sellers shall be required to incur and pay hereunder shall be limited to (i) $[*] prior to the First Closing, and (ii) a cumulative amount of $[*]. The Sellers will have the sole responsibility for apportioning any costs to be borne by them under this Section 3.3(c) between themselves. Notwithstanding anything contained herein to the contrary, the foregoing limitations shall not apply to any Due Diligence Costs related to Purchaser's due diligence investigation (which Purchaser will conduct in a manner which is consistent with its customary due diligence procedures and as to which Purchaser will not conduct due diligence for more Replacement Assets than reasonably anticipated to be needed) of any Replacement Assets, all of which shall be borne by Sellers.

       3.4 Inspection Indemnification. Purchaser agrees to indemnify and hold Sellers harmless from any and all claims made, or causes of action brought against Sellers resulting from any damage to the Properties as a result of the activities of Purchaser or any of Purchaser's agents, servants, contractors or invitees in conducting any of the physical inspections, investigations or examinations on the Properties. This indemnification shall survive for a period of one (1) year from the date of Purchaser's physical inspection, investigation or examination of such Property.

              ARTICLE IV - CURE, REPLACEMENT ASSETS, BREAKUP ASSETS

       4.1 Cure. If, during the Inspection Period but prior to the applicable Closing, Purchaser or Sellers discover any breach of or inaccuracy in any representation or warranty of Sellers contained in Article V hereof, Purchaser shall promptly provide notice to Sellers and Sellers shall take commercially reasonable efforts to cure such breach or inaccuracy. Any out-of-pocket expenses paid to third parties by Sellers under this Section 4.1 shall be deemed Indemnifiable Damages and subject to Sellers' liability limits under Section
11.4 in the event the Asset with respect to which such expense relates is transferred to Purchaser pursuant to this Agreement.

       4.2 Replacement Assets; Purchase Price Adjustment. On the Closing Date of the Replacement Assets Closing, if the Current TCF generated by the Initial Assets transferred to Purchaser (but not under management) at any and all Closings (including the Replacement Assets Closing) (the "Previously Transferred Assets"), is less than the aggregate Current TCF of all the Initial Assets identified in Schedule 5.1(f)(i)(A) (taking into account whether the Wisconsin Notice has been delivered hereunder) (the "Scheduled Assets"), then the Sellers shall transfer to Purchaser at the Replacement Assets Closing, Replacement Assets which possess the same general characteristics of, and generate Current TCF, together with the Current TCF of all Previously Transferred Assets, equal to the sum of (i) an aggregate Current TCF substantially the same as the Scheduled Assets and (ii) the annualized rent payments payable by tenants pursuant to any lease or lease amendment executed during the term of the Management Agreement to rent space on a Property included in any Replaced Asset. Purchaser and Sellers shall jointly make the determination as to which Replacement Assets satisfy the criteria set forth in this Section 4.2 and should be set forth in Schedule 2.1(f).

       4.3  Breakup Assets. Notwithstanding anything to the contrary in this
Article IV or otherwise in this Agreement, Purchaser shall have the right in its sole discretion to conduct a due diligence review of the Breakup Assets during the Inspection Period for such Breakup Assets in accordance with the terms of
Article III. Upon the occurrence of a Breakup Event, then Purchaser in its discretion shall have the right, but not the obligation, to purchase those Breakup Assets which satisfy the conditions precedent set forth in Section 8.2 at the Breakup Closing.

              ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLERS

       5.1 Sellers' Representations and Warranties. Each of the Sellers represents and warrants, jointly and severally, to Purchaser (i) on the Effective Date, (ii) with respect to any representation for which a Schedule is delivered after the date of this Agreement, on such date of delivery and (iii) in each case, on each Closing Date, as if made on each such Closing Date as follows:

            (a) Organization, Qualification and Compliance. Such Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Seller has all requisite corporate or limited liability company, as the case may be, power and authority to conduct its business as it is currently conducted and to own, lease and use the Assets as they are currently owned, leased and used. Such Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the Assets are owned or operated. Schedule 5.1(a) contains a complete and accurate list of the Sellers' jurisdictions of incorporation and any other jurisdictions in which they are qualified to do business as a foreign corporation.

            (b) Authority; Enforceability. Such Seller has the absolute and unrestricted corporate right, power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents. The execution and delivery of, and performance of the obligations contained in, this Agreement by such Seller and the transactions contemplated hereby and the Transaction Documents have been, or as of the Closing will be, duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of such Seller. This Agreement and the other Transaction Documents to be delivered hereunder when executed and delivered by each Seller constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with the terms hereof and thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

            (c) No Conflicts. Except as set forth on Schedule 5.1(c), the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereunder do not and will not, directly or indirectly, conflict with or result in a breach or violation of any term or provision of, result in the imposition of any Liens upon any Assets or permit the acceleration of any obligation or liability under or pursuant to, or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default or violation) under: (i) any provision of such Seller's charter, by-laws or any other organizational documents, any partnership agreement or shareholder agreement, or any resolution adopted by such Seller's board of directors or shareholders; (ii) any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by such Seller or that otherwise relates to the Assets or to the business of such Seller; (iii) any of the terms of, result in a material modification of, or otherwise give any other contracting party the right to terminate, any contract, lease, or instrument affecting the Properties or by which Sellers or any of the Assets may be bound or affected; (iv) any Governmental Laws, or (v) violate or permit the acceleration of any obligation or liability under any, contract, agreement, Governmental Law, license, lease, indenture, mortgage, loan agreement or note, to which any Seller is a party or by which any of the Assets is bound or may be affected.

            (d) Permits. Schedule 5.1(d) contains a true, correct, and complete list of all Permits for the Improvements and the Properties. Except as set forth in Schedule 5.1(d)(ii), all such Permits have been obtained, made and duly and validly issued, are in full force and effect, are binding and enforceable against each applicable Seller, and, if applicable, have been paid for in full. Except as set forth in Schedule 5.1(d)(i), each Seller is the authorized legal holder of all of its Permits and has not given or received notice of any proceeding to revoke, cancel, encumber, terminate, or adversely affect in any manner any such Permit nor has any such proceeding been initiated or threatened, and such Seller is in compliance therewith. Except as set forth in Schedule 5.1(d)(ii), there are no other approvals required from any Governmental Authority to operate the Assets as they are currently being operated except for the Permits. Except as set forth in Schedule 5.1(d)(ii), such Seller has not received any indication that any of such Permits will not be renewed in their ordinary course for the full term contained in any renewal option or for a term (in the event there is no option) to be negotiated with the appropriate Governmental Authority. Except as set forth in Schedule 5.1(d)(ii), none of such Permits is subject to any restriction or condition that would limit in any respect the ownership or operation of the Assets as presently conducted or as contemplated by this Agreement. Except as set forth in Schedule 5.1(d)(i), there are no Governmental Laws that would preclude such Seller from assigning any of its Permits to Purchaser, and such Seller is assigning such Permits to Purchaser without any further action required on the part of Purchaser. True, correct and complete copies of each of the Permits have been, or will be prior to the applicable Closing Date, furnished to Purchaser.

            (e) Compliance With Laws. Such Seller and the Assets, and the current ownership, use, occupancy, safety and operation of the Assets, are in material compliance with, and there is no event that has rendered, or would render, such ownership, use, occupancy, safety and operation materially non-compliant under, all Governmental Laws and Permits, including without limitation the record-keeping or periodic reporting requirements of such Governmental Laws.

            (f)  Title Matters.

                 (i) Such Seller holds, and will transfer to Purchaser at the applicable Closing, good, marketable and insurable title, as applicable, for all of the Owned Properties and good title for all other owned Assets, and a valid and insurable leasehold interest for all of the Leasehold Properties and a valid interest in all other leased Assets, in each case, free and clear of all Liens, other than Permitted Liens, other than Liens that will be discharged at or prior to the applicable Closing. Neither the air rights over any Properties nor any other "development rights" with respect to the Properties, as applicable, have been assigned, transferred, leased or encumbered other than properties or assets that are not site-specific, such Seller has no properties or assets necessary for the ownership or operation of the Assets that are not included in the Assets. True, correct, and complete copies of the legal description for each of the Properties have been made available to Purchaser, which legal descriptions describe such parcels fully and adequately. Schedule 5.1(f)(1)(A) and Schedules 5.1(f)(1)(B) identify whether each such Property is a Leasehold Property or Owned Property. Schedule 5.1(f)(i)(A) sets forth a list of the Properties pertaining to the Initial Assets, the Wisconsin Assets and the Breakup Assets.
Schedule 5.1(f)(i)(B), as of the Effective Date, identifies the Assets contiguous to the Initial Assets, from which the Replacement Assets will be selected, and as of the Closing Date of the First Closing will set forth a list of the Properties pertaining to the Replacement Assets, which the Sellers may, upon Purchaser's request pursuant to Section 4.2, supplement as necessary to include additional Replacement Assets.

                 (ii) Each of the Improvements are located within the boundary lines of the legal description for the corresponding Property (and, if applicable, Easements), and are not in violation of such Easements or any applicable setback requirements, zoning laws, or ordinances. None of the Improvements encroach on any Easements that may burden the Properties.

                 (iii) On the applicable Closing Date, other than the Seller Contracts, there will be no outstanding contracts made or authorized by any Seller for any work or services related to the Improvements included in the Assets included in such Closing, including without limitation services by professionals such as architects, engineers and planners, which have not yet been fully satisfied and paid.

                 (iv) Schedule 5.1(f)(iv) sets forth a true, correct, and complete list of the Easements pertaining to all of the Properties. True, correct and complete copies of each of the documents evidencing the Easements and the applicable Seller's rights with respect to them have been provided to Purchaser.

                 (v) Schedule 5.1(f)(v) sets forth a true, correct, and complete list of each Seller and the respective Assets that each Seller owns.

            (g) Ground Leases. Schedule 5.1(g) contains a true, complete and correct list and description of certain key terms of each of the Ground Leases at the Leasehold Properties, true, complete and correct copies of which have been made available to Purchaser. Except as contained on Schedule 5.1(g): (i) to such Seller's Knowledge, each owner, lessor or easement grantor under each Ground Lease has good and marketable title to the corresponding Property; (ii) each Ground Lease is in full force and effect, has not been modified or amended, and there is no action to revoke, cancel, renegotiate or adversely affect in any manner any Ground Lease; (iii) such Seller is in actual possession of the premises under the Ground Leases; (iv) there are no material defaults thereunder by such Seller or, to such Seller's Knowledge, by the applicable owner, lessor thereunder, or easement grantor; (v) such Seller has not received any notices from or given notice to any owner, lessor or easement grantor claiming that the other party is in default under any of the Ground Leases and to such Seller's Knowledge, there is no event, with the giving of notice or the passage of time or both, would constitute such a default; (vi) there are no existing disputes regarding the computation and payment of fees or other lease payments under the Ground Leases or any other material provisions thereunder; (vii) such Seller has performed its obligations and paid the rent and such other payments set forth in or required to be paid under its Ground Leases on a current basis and there are no material past due amounts; (viii) such Seller has no obligation to pay any additional rent or charges to any of the owners, lessors or easement grantors under any Ground Lease except as set forth in the applicable Ground Lease; and
(ix) there is no non-monetary rent or other consideration payable to any of the owners, lessors or easement grantors.

            (h) Security Deposits. Schedule 5.1(h) sets forth a true, correct and complete list of the security deposits, notes, instruments and other tenant impounds (the "Security Deposits") currently held by (i) a landlord or easement grantor under any Ground Lease and (ii) any such Seller under its Tenant Leases. The Security Deposits are being maintained in accordance with the provisions of the Tenant Leases and applicable state law, and no Security Deposits that were in such Seller's possession during its ownership of the applicable Properties have been applied except in accordance with the provisions of the applicable Tenant Lease.

            (i) No Third Party Rights. Except as contained on Schedule 5.1(i), no Person other than Purchaser by reason of this Agreement has any contractual or other right of first refusal or any other right or option to acquire the Assets or any portion thereof.

            (j) Bankruptcy Matters. No Seller has changed its name or suspended its business nor has any Seller or any of its Affiliates (including any Seller Service Company Affiliate) had proceedings pending or threatened by or against it in bankruptcy or reorganization in any state or Federal court, resolved or otherwise agreed to file or actually has filed a case in bankruptcy or reorganization in any state or Federal court, admitted in writing its inability to pay its debts as they become due, or suffered the attachment or judicial seizure of all, or substantially all of its assets or suffered the appointment of a receiver to take possession of all, or substantially all, of its assets.

            (k)  Real Estate Matters.

                 (i) No Property is located within any flood plain or subject to any similar type of restriction that materially negatively affects the Assets without the required Permits.

                 (ii) Except for the contracts listed in Schedule 5.1(k)(ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right to use, occupy, encumber or otherwise affect any portion of any of the Properties, except for the Ground Leases, Tenant Leases and Seller Contracts. There are no parties (other than the applicable Seller) in possession of the Assets, except tenants under Tenant Leases, ground lessors, servient tenant holders and Governmental Authorities under the Ground Leases.

            (l) Broker or Finder. Except for TD Securities (USA) Inc., whose fees shall be paid in full by Sellers, such Seller has not entered into any agreement, commitment or obligation with regard to any brokerage commission or finder's fee which would be payable by such Seller arising out of the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

            (m) Litigation. Except as contained on Schedule 5.1(m), to Seller's Knowledge, there is no pending or threatened claim, dispute, suit, grievance, arbitration, action, proceeding (including any condemnation proceeding) or governmental investigation against such Seller that affects any of its Assets and no Seller has received notice of any of the foregoing. There is no outstanding or unsatisfied award, judgment, order or decree to which such Seller is a party or which involves the Assets.

            (n) Seller Contracts. Schedule 5.1(n) sets forth a true, complete and correct list and copies of all Seller Contracts of such Seller, true, complete and correct copies of which have been furnished to Purchaser and its representatives. Except as set forth on Schedule 5.1(n): (i) each such Seller Contract is in full force and effect, has not been modified or amended, and no action to revoke, cancel, renegotiate or adversely affect in any manner any such Seller Contract has been initiated or threatened, and such Seller is in material compliance therewith; (ii) such Seller has performed its obligations under the Seller Contracts to which it is a party and has not received any written notice from or given any written notice to the other party that such Seller or the other party, as the case may be, is in default under any such Seller Contracts;
(iii) neither such Seller, nor any other party thereto, is in default thereunder, nor has any event occurred that with notice or the lapse of time would constitute a default thereunder; and (iv) all amounts required to be paid by such Seller under such Seller's Contracts have been paid to date.

             (o) Tenant Leases. Schedule 5.1(o) sets forth a true, complete and correct list and description of certain key terms of all Tenant Leases of such Seller (including a description of whether such leases are with respect to tenants who are installed but have not yet begun paying rent, tenants who have begun paying rent but are not yet installed, tenants who have not yet installed and not begun paying rent, and tenants who are installed and have begun paying rent) and specifically identifies all Tenant Leases that are master lease agreements, true, complete and correct copies of all of which have been or will be furnished to Purchaser and its representatives. Except as contained on
Schedule 5.1(o): (i) each such Tenant Lease is in full force and effect, has not been modified or amended, is not the subject of any dispute with respect to computation or payment of fees, and no action to revoke, cancel, renegotiate or adversely affect in any manner any such Tenant Lease has been initiated or threatened, and such Seller is in compliance therewith; (ii) the applicable Seller and any of its Affiliates has performed its obligations under the Tenant Leases and has not received any written or oral notice from or given any written or oral notice to any tenant that such Seller or the tenant, as the case may be, is in default under the Tenant Lease or that such tenant is entitled to any rent reduction, refund, counterclaims or offset or to cancel or terminate or such tenant desires to terminate the applicable Tenant Lease or be released from any of its obligations under a Tenant Lease; (iii) there are no monetary or other defaults or any events that have occurred that with notice or the lapse of time would constitute a default by any tenants or the applicable Seller under any such Tenant Leases; (iv) no rent under a Tenant Lease has been paid to Sellers more than one (1) month in advance of its due date; (v) no tenant has the right to be installed or is actually installed at a Property without the obligation to pay rent for any period of time other than customary rent abatements due to casualty or condemnation events; (vi) no term of a Tenant Lease will exceed the term of the Ground Lease for the corresponding Property, provided all renewal terms of the applicable Ground Lease are exercised; and (vii) as of the applicable Closing there will be no ROFRs that have not expired, terminated or been irrevocably waived.

             (p)  Employee Matters.

                  (i) Neither such Seller nor any ERISA Affiliate contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to: (i) any multiemployer plan as defined in
Section 3(37) of ERISA; (ii) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code; or (iii) any "employee pension benefit plan," within the meaning of Section 3(2) of ERISA, that is subject to
Section 412 of the Code or Section 302 or Title IV of ERISA. Such Seller will comply with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA") in connection with the transactions contemplated by this Agreement. Purchaser shall have no obligation to comply with COBRA by reason of the transactions contemplated by this Agreement. With respect to any Employee Benefit Plans providing benefits or coverages to any employee of such Seller or any ERISA Affiliate, no event has occurred and no condition or set of circumstances exists, in connection with which such Seller could be directly or indirectly, or through any ERISA Affiliate, subject to any liability, Liens or loss of Tax deduction under ERISA or the Code or under any agreement, instrument, Governmental Law pursuant to or under which such Seller has indemnified or is required to indemnify any Person against any such liability (except liability for benefit claims and funding obligations payable in the ordinary course).

                  (ii) Such Seller and/or any Affiliate of such Seller will take all necessary steps to comply with all Governmental Laws, including but not limited to the notice requirements of the WARN Act, relating to the termination of any employees of a Seller or such Affiliate, as the case may be, which termination may be deemed to be a result of the sale of the Assets hereunder. If such Seller or such Affiliate, as the case may be, terminates any employees prior to any Closing Date and offers such terminated employees a severance or other financial package contingent upon such employees' execution of a separation or similar agreement that includes a release of such employees' claims, such Seller or such Affiliate, as the case may be, agrees that such separation or similar agreement will contain a release of claims against the Seller or such Affiliate, as the case may be, and Purchaser. Each Seller shall be solely responsible for, and shall indemnify and hold Purchaser harmless against, any and all liability which may be assessed as a result of its failure to comply with these requirements.

             (q)  Taxes. Except as set forth in Schedule 5.1(q):

                  (i) such Seller has duly and timely, or will so file when due, with the appropriate governmental authorities (or there have been or will be duly and timely filed on its behalf) all Tax Returns required to be filed by it with respect to the Assets, and all such Tax Returns are true, correct and complete in all material respects and were prepared in accordance with applicable law, and all Taxes with respect to the Assets due and payable, whether or not, shown as due on such Tax Returns, have been or will be timely paid or are being contested in good faith by appropriate proceedings;

                  (ii) there are no Tax Liens (other than Liens for Taxes not yet due and payable) on any of the Assets that will not be paid and discharged prior to Closing or by such Seller prior to Closing or, to the Knowledge of such Seller any Lien, action, suit, proceeding, investigation, audit, examination or assessment with regard to any Taxes that related to the Assets, or for which Purchaser could be liable, or which could result in a Lien on any of the Assets;

                  (iii) there are no waivers or extensions of the statute of limitations by Sellers for the assessment or collection of Taxes of such Seller with respect to Taxes which could result in an encumbrance upon the Assets;

                  (iv) the consummation of the transactions contemplated by this Agreement will not trigger any excess parachute payments under Section 280(G) of the Code for which Purchaser could have any liability or obligation; and

                  (v) such Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code or Treasury Regulation Section 1.1445-2(b)(2)(i).

             (r)  Environmental Laws.

                  (i) Except as set forth in Schedule 5.1(r)(i), (A) no operations or activities conducted on the Properties by such Seller or, to such Sellers' Knowledge, those of any other third party are, or have been, in material violation of or delinquent under any Environmental Laws, (B) such Seller has not received any written notice and has no Knowledge of any violation of or delinquency related to the Properties or arising out of such operations with respect to any Environmental Laws; and (C) there is no consent decree, consent order, or similar document relating to any violations of any Environmental Law in force to which such Seller is a party relating to any of the Properties, and (D) to such Seller's Knowledge, there are no circumstances or conditions existing that would prevent or interfere with carrying on such Seller's business as it is currently conducted in compliance with Environmental Laws.

                  (ii) Schedule 5.1(r)(ii) sets forth a true, complete and correct list of all Environmental Licenses held by such Seller for the operation of its business with respect to its Assets. There are no material defects in the Environmental Licenses held by any Seller in connection with the operation of such Seller's business, which Environmental Licenses are adequate for the operation and intended purpose of such business. Such Seller is in material compliance with such Environmental Licenses.

                  (iii) Schedule 5.1(r)(iii) sets forth a true, complete and correct list of all surveys, reports, assessments, audits, evaluations, investigations, sampling results or other documents relating to the presence, migration or disposal of any Hazardous Material or noncompliance with Environmental Laws prepared for or at the request of such Seller, or otherwise relating to the Assets of such Seller.

                  (iv) Except as set forth in Schedule 5.1(r)(iv), to such Seller's Knowledge there has been no release or threat of release of any Hazardous Material at, on, under, or otherwise affecting the soil, surface or ground water of any of the Assets by such Seller or any other third party, except where such release or threat of release is in compliance with all applicable Environmental Laws or would not give rise to an Environmental Claim and would not, individually or in the aggregate, otherwise adversely affect such Seller's Assets.

                  (v) Except as set forth in Schedule 5.1(r)(v), there is no Environmental Claim related to the Assets pending or, to such Seller's Knowledge, threatened against such Seller, its assets, properties, facilities or business, and, to such Seller's Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents at any of the Properties, including without limitation, the release, emission, discharge, presence or disposal of any Hazardous Material, that could reasonably be expected to form the basis of any Environmental Claim.

                  (vi) Except as set forth in Schedule 5.1(r)(vi), there are not, and to such Seller's Knowledge have never been, any underground or above ground storage tanks located on any of the Properties. To such Seller's Knowledge, there is no friable asbestos located in or on, or incorporated into, any building or otherwise on any Properties of such Seller.

             (s) Utilities. Except as contained on Schedule 5.1(s), each of the Properties has electricity and telephone: (i) that adequately service such Seller's Assets, (ii) that enter each Asset through lands as to which valid public or private easements exist that will inure to the benefit of Purchaser and such Assets, and (iii) for which the cost of installation of such utilities has been fully paid. To the extent due and payable, all amounts owed in respect of current operating utility services have been paid or will be fully paid prior to the applicable Closing.

             (t) Disclosure. No representation or warranty by such Seller, or any statement or certificate furnished by such Seller to Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements and information contained in this Article V not misleading. All information prepared by and furnished by such Seller is true, complete and accurate in all material respects, and to such Seller's Knowledge, all information prepared by a third party and furnished on behalf of such Seller is true, complete and accurate in all material respects.

                  (u) Consents. Schedule 5.1(u) contains a true, complete and correct list of all Necessary Consents. Except for the Necessary Consents, the execution, delivery, and performance of this Agreement by such Seller does not require any material consent that has not been made, given, or otherwise accomplished.

                  (v) Financial Information. Schedule 5.1(v) sets forth to the best of the Sellers' Knowledge at the time of preparation, a true, correct, complete and accurate calculation of the ground rent, ground rent escalators, revenue sharing, site, telephone, utility, and maintenance and assumed expenses for real and personal property taxes and insurance and current tenant rental rates and tenant rent escalators for the Properties and Improvements thereon, which amount shall cumulatively total no less than $[*], except that the Parties acknowledge Schedule 5.1(v) may contain inadvertent errors which errors shall be reconciled pursuant to Section 10.5. Schedule 5.1(v) has been prepared throughout the applicable period in accordance with the true, complete and correct accounting books and records of each Seller. Such Seller has no Knowledge of any proposed material increase in any expenses for the Assets including, without limitation, the real property Taxes with respect to the Assets. The expenses identified in items (a) through (e) in the definition of "Included Expenses" are all of the expenses shown in the Cost of Revenue on Seller's financial statements.

                  (w) Improvements. Schedule 5.1(w) sets forth a true, correct, and complete list of all equipment shelters at each of the Properties, and Schedules 5.1(f)(i)(A) and (B) set forth a true, correct and complete list of all Towers (including a description of the height and type of each Tower) at each of the Properties, and: (i) there are no structural or latent defects in such Improvements except as set forth in Schedule 5.1(w); (ii) all Improvements have been maintained in accordance with normal communications tower industry practice; (iii) the Improvements are in good working order, in operating condition and repair adequate for normal operations, and require no repair, replacement, or rehabilitation (subject to normal wear and tear), other than ordinary course maintenance; and (iv) are suitable for the purposes for which they presently are used. Notwithstanding the foregoing, Sellers make no representation and specifically disclaim any representation regarding the existing or remaining structural capacity of any Tower.

                  (x) Access. Except as set forth on Schedule 5.1(x)(i), each Seller has vehicular access to the each of the Properties via a public road or a private road pursuant to an Easement or other valid legal right. Except as set forth on Schedule 5.1(x)(ii), to such Seller's Knowledge, there is no threatened condemnation or eminent domain proceedings relating to or affecting such Properties.

                  (y) Warranties and Guaranties. To the extent existing and in any Sellers' or any of the respective Affiliates' possession, true, correct and complete copies of all contractors' or subcontractors' guaranties and warranties relating to the Assets, and all agreements, amendments, guaranties, side letters and other documents relating to such guaranties and warranties, have been made available to Purchaser, and there are no other such documents or agreements, whether written or oral.

                  (z) Continuing Obligations. Schedule 5.1(z) sets forth a true, correct, and complete list of the Continuing Obligations.

                  (aa) Tower Lighting System. Schedule 5.1(aa) sets forth a true, correct, and complete list of the Towers on which Tower Lighting Systems are located, which list includes a description of which Tower Lighting Systems are electronically monitored (via satellite or otherwise) or visually monitored. Each Tower Lighting System is in good working order, in operating condition and repair adequate for normal operation and requires no repair, replacement or rehabilitation (subject to normal wear and tear) other than ordinary course replacement of light bulbs.

                  (bb) Conduct of Business. Since acquiring or constructing the Assets related to a Property, such Seller has owned and operated such Assets only in the ordinary course of business practices that are customary in the industry.

                  (cc) Removal Bonds. Schedule 5.1(cc) sets forth all removal bonds with respect to any and all of the Assets.

                  (dd) Assets Criteria.

                       (i) Except as set forth in Schedule 5.1(g), none of the Ground Leases or Tenant Leases provides for the payment by Sellers to a third party (including a landlord or tenant) of any portion of revenues received by the Sellers under any of the Tenant Leases.

                       (ii) Except as set forth on Schedule 5.1(dd)(ii), no landlord has the right to consent to any lessee's subleasing of space under any of the Ground Leases.

                       (iii) Except as set forth in Schedule 5.1(dd)(iii), no lessor or easement grantor under a Ground Lease will have a discretionary right to terminate the Ground Lease without cause.

                  (ee) HSR Matters. The Properties and the Towers located thereon (exclusive of common areas within such Properties) are rented, or held for rental to Persons which are not Affiliates of any Seller. For purposes of this Section 5.1(ee) only, an Affiliate of another Person shall include any Person which is included within such other Person pursuant to the rules promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  (ff) Accounts Receivable Aging Report. Schedule 5.1(ff) delivered to Purchaser on the Effective Date contains a true, correct and complete account in all respects of each Seller's accounts receivable aging schedule for each Property identified on Schedule 5.1(f)(i)(A) under the heading Wisconsin Towers, Western Towers and Michigan Towers, dated as of March 14, 2003.

             5.2 Survival. Subject to the immediately following sentence, the representations and warranties of each Seller contained in this Agreement and all liability for indemnification with respect to any breach of any such representations and warranties pursuant to the terms of this Agreement shall survive the applicable Closing Date as of which such representations and warranties are made. From and after each Closing, each Seller shall have liability for breach of any such representations and warranties for a period of one (1) year from the applicable Closing Date; provided, however, that each Seller shall remain liable indefinitely for (i) breaches of the representations and warranties contained in Sections 5.1(a), 5.1(b), 5.1(f), 5.1(q), and 5.1(r), indefinitely and (ii) any intentional misrepresentation or fraud. Notwithstanding the foregoing, the representations and warranties that are the subject of any indemnity claim made within the required time period under Section 11.1 shall continue in effect insofar as they relate or allegedly relate to such claim, until any such claim is finally resolved.

            ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PURCHASER

       6.1 Purchaser's Representations and Warranties. Purchaser hereby represents, warrants and covenants to Sellers the following:

            (a) Organization and Qualification. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the State of New York. Purchaser has all requisite corporate power and authority to conduct its business as it is currently conducted and, at the Closing for the applicable Asset to own, lease and use such Assets after Closing. Purchaser will prior to the applicable Closing be duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the Assets to be acquired at such Closing will be owned or operated except for those jurisdictions in which non-qualification would not materially impair the ability of Purchaser to operate its business or to consummate this transaction.

            (b) Authority; Enforceability. Purchaser has the absolute and unrestricted right, power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents. The execution and delivery of, and performance of the obligations contained in, this Agreement by Purchaser and the transactions contemplated hereby and in the Transaction Documents have been, or as of the applicable Closing will be, duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the other Transaction Documents when executed and delivered by Purchaser will constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof and thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

            (c) Litigation. To Purchaser's knowledge, there are no pending or threatened administrative actions, including but not limited to bankruptcy, insolvency proceedings or tax disputes, suits, claims, causes of action or proceedings of any kind or nature whatsoever, legal or equitable, against Purchaser or in any court or before any federal, state, county or municipal department or other governmental agency, which may affect Purchaser's ability to consummate the transactions contemplated in this Agreement.

            (d) Funding. Purchaser has or prior to the applicable Closing will have access to adequate funds available to fund the transactions contemplated by this Agreement.

       6.2 Survival. All of Purchaser's representations and warranties contained in this Agreement and all liability for indemnification for any breach of any such representations and warranties will survive the applicable Closing Date on which such representations are made for one year from the date of such Closing Date, provided, however, that Purchaser shall remain liable for any intentional misrepresentation or fraud of Purchaser until the expiration of the statute of limitations applicable to any such intentional misrepresentation or fraud. Notwithstanding the foregoing, the representations and warranties that are the subject of any indemnity claim made within the required timeframe under
Section 11.2 shall continue in effect insofar as they relate or allegedly relate to the such claim, until such claim is finally resolved.

                             ARTICLE VII - COVENANTS

       7.1 Covenants of Sellers. Each of the Sellers covenants and agrees with Purchaser as follows through the Closing Date for the applicable Asset:

            (a) Operation of Assets. From the Effective Date until the date of the last Closing to occur hereunder, such Seller (A) shall operate, maintain, and repair those Assets which have not been transferred to Purchaser hereunder or which are not Managed Assets, in accordance with such Seller's normal and customary business practices, (B) will not enter into, cancel, modify, accelerate, terminate or grant any waiver under, any contracts, arrangements, understandings or agreements that will affect any of such Assets, including but not limited to any amendment, modification, termination or other alteration of any, or entering into any new, Ground Lease, Tenant Lease or Seller Contract relating to such Assets without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed provided, however, that the (i) foregoing restriction shall not apply to negotiations with respect to any amendment to any such Ground Lease, Tenant Lease or Seller Contract or any new lease relating to such Assets which Sellers document to Purchaser's reasonable satisfaction, are ongoing on the Effective Date and (ii) the failure of Purchaser to respond to any written request to take any action contemplated under this clause (B) within forty-eight (48) hours of Purchaser's receipt of Sellers' written request therefor shall be deemed to be Purchaser's consent to such request; (C) shall timely make all payments and observe and perform all obligations to be paid, observed or performed by the applicable Seller under the Contracts applicable to such Assets; (D) shall promptly notify Purchaser of any receipt of delivery of any notice (including any notice of default) under the Contracts and will promptly cure such default to the extent that such default is curable; and (E) will not accept payments of fixed rents, additional rents or any other sums due and payable under the Tenant Leases applicable to such Assets that are tendered more than one (1) month in advance of the due dates thereof.

            (b) Authorizations. Each Seller shall execute and deliver to Purchaser, upon request therefor, all written consents and authorizations as may be necessary, in the reasonable opinion of Purchaser or its counsel, to make a search of the records of any federal, state, county or municipal or other governmental or quasi-governmental department, agency or authority having jurisdiction over the Properties in order to verify any provision, covenant, agreement, condition, warranty or representation made by such Seller in this Agreement or any information relating thereto.

            (c) Inspection. Each Seller shall permit the Purchaser and its designated agents to inspect the Assets and all books and records pertaining to the operation and maintenance thereof, pursuant to Article III.

            (d) Notice of Changes. Sellers shall deliver to Purchaser as soon as practicable following the Effective Date but in no event later than three (3) weeks following the Effective Date the following Schedules to this Agreement:
Schedules 5.1(d), 5.1(d)(i), 5.1(f)(iv), 5.1(r)(ii), 5.1(r)(iii), and 5.1(u).
Each Seller shall supplement or amend the Schedules to this Agreement and disclose the occurrence of any event or the existence of any state of facts that, if known or in existence at any time before the applicable Closing, would have been required to have been set forth in a Schedule (other than Schedules 5.1(g), 5.1(n), 5.1(o), and 5.1(w), which shall not be amended or updated without Purchaser's prior written consent) or would make any of such Seller's representations and warranties untrue at the time such event or facts becomes known to the Seller; provided, however, that any such supplement or amendment will not relieve such Seller of any liability under this Agreement due to the inaccuracy of such previously delivered Schedules or any breach of any such representation or warranty under this Agreement when made. In addition to the foregoing obligations, each Seller shall promptly deliver to Purchaser notice of any circumstance, event, condition, or fact that could materially and adversely affect the Assets or the consummation of the transactions contemplated under this Agreement.

            (e) Notice of Condemnation. Each Seller shall promptly deliver to Purchaser a copy of any notice of any actual or threatened condemnation of any Property or any portion thereof.

            (f) Permits. Each Seller shall maintain all Permits in full force and effect and promptly deliver notice to Purchaser of any intention of such Seller to seek any new Permit or any notice of violation or non-compliance under any Permit.

            (g) Personnel. Each Seller shall make its personnel reasonably available to Purchaser at all reasonable times, and cooperate in all reasonable respects with the Purchaser in connection with its due diligence investigation of the Assets pursuant to Article III and its review and verification of financial information relating thereto.

            (h) Insurance Coverage. Subject to Sellers' right to renew or replace on terms acceptable to Sellers insurance policies whose terms expire during the term of this Agreement, each Seller shall maintain in full force and effect all insurance policies currently in effect with respect to such Seller's Assets and promptly deliver to Purchaser copies of any work orders or requirements of any company insuring the Assets against casualty loss.

            (i) Violation of Law. Each Seller shall promptly deliver to Purchaser copies of any notice of violation of any Governmental Law relating to the Assets, and any notice of violation of any site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to any Asset.

            (j) Maintenance of Property. No Seller shall remove from any Property any article of personal property except as may be necessary for repairs, or the discarding of worn out or useless items, provided, however, that any article removed for repairs shall be returned to such Property promptly upon its repair and shall remain a part of the Assets whether such article shall be located on such Property at the time of the applicable Closing, and any article so discarded shall be replaced with a new article of similar quality and utility prior to such Closing.

            (k) No Liens. No Seller shall make, grant or suffer any Liens other than Permitted Liens with respect to any of the Assets or any portion thereof that will not be discharged at or prior to the applicable Closing, without the prior written consent of Purchaser in each instance.

            (l) No Renovations. No Seller shall undertake or commence any material renovations or alterations to the Assets, except those necessary to comply with any of the provisions of this Agreement, without the prior written consent of Purchaser in each instance.

            (m) Security Deposits. No Seller shall apply any of the Security Deposits, whether to a default of a tenant or otherwise without the prior written consent of Purchaser, which consent will not be unreasonably withheld, delayed or conditioned.

            (n) Employment Matters. As of each Closing, each Seller shall have paid or caused to be paid all amounts due or owing to each employee employed primarily or exclusively with respect to the Assets transferred to Purchaser at such Closing, including all amounts due under each Employee Benefit Plan, and any severance and other amounts payable to such employees on account of the termination of such employee's employment by reason of the transactions contemplated by this Agreement; provided, however, that each Seller shall fulfill its obligations with respect to each employee under COBRA. Each Seller shall furnish Purchaser with such proof of payment of such amounts as Purchaser shall reasonably require prior to each Closing. Sellers and/or their Affiliates shall provide any required notice under the WARN Act for any termination of employment in connection with the sale of the Assets under this Agreement, and Sellers shall indemnify Purchaser for any damages or other costs arising from the failure to provide such notice. Sellers expressly acknowledge that Purchaser shall not be obligated to offer post-Closing employment to any employee of Sellers or any Affiliate thereof.

            (o) Consents; Nondisturbance Agreements. Each Seller shall use commercially reasonable efforts to obtain all Necessary Consents prior to the First Closing at which the applicable Assets may be transferred and, if not obtained prior to such Closing, then as soon as possible thereafter, but in no event later than the Closing Date of the last Closing to occur hereunder; provided, however, that Sellers shall not be in breach of this Agreement with respect to any nondisturbance agreement, which cannot be obtained after using commercially reasonable efforts to do so. Sellers and Purchaser shall cooperate to obtain estoppel certificates with respect to each Tenant Lease.

            (p) Accounting Information. In the event that following the Effective Date, Purchaser conducts an offering of securities that requires inclusion of financial information of any Seller related to the Assets for the time period of such Seller's ownership of the Assets, such Seller shall provide Purchaser with access to all financial statements, accounting records, working papers and other accounting-related documents related to the Assets and shall use its commercially reasonable efforts to cause its accountants to consent to:
(i) the use of such Seller's financial statements; and (ii) the identification of such accountants as such in any securities offering document prepared by Purchaser or any successor entity of Purchaser for the sale of securities of Purchaser or of any successor entity of Purchaser; provided, however, that: (A) Purchaser shall pay all out-of-pocket fees and costs incurred by the applicable Seller and its accountants in connection with its obligations pursuant to this
Section 7.1(p), including the fees of the accountant and (B) Purchaser shall indemnify each applicable Seller for any liability incurred by such Seller that is claimed by an acquirer of the securities of Purchaser or of any successor entity of Purchaser in connection with this Section 7.1(p).

            (q) Exclusivity. Except with respect to any Assets that are or have become Excluded Assets pursuant to the terms of this Agreement, during the period from the Effective Date through the earliest to occur of (i) the Closing Date of the Replacement Assets Closing, (ii) the Breakup Closing Date, if applicable, or (iii) the date of termination of this Agreement, each Seller shall not: (i) solicit or initiate the submission of any proposal or offer from any Person relating to the acquisition of all or any portion of the Assets; or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, or assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

            (r) Bank Condition. Sellers shall use commercially reasonable efforts to satisfy the Bank Condition no later than May 2, 2003. Upon receipt of the Bank Documents, Sellers will take no action that is in conflict with any of the terms of the Bank Condition or that could cause the modification, alteration, rescission, termination, or acceleration of the Bank Condition. Promptly upon receipt of documents satisfying the Bank Condition, Sellers shall provide a true and correct copy thereof to Purchaser.

            (s) Marketing. Sellers shall use commercially reasonable efforts to continue to market the Towers in accordance with Sellers' normal and customary business practices.

            (t) Tower Lighting. For a period commencing on the Closing Date of the First Closing and continuing for a period of five (5) years from the Closing Date of the Replacement Assets Closing at no cost to Purchaser (other than expenses for power and telephone services at such Properties), Seller shall monitor the Tower Lighting Systems on such Assets on substantially the terms described in the Tower Lighting Services Agreement.

            (u) Continuing Obligations. Each Seller shall use its commercially reasonable efforts to perform and satisfy the Continuing Obligations.

            (v) Security Interest. Each Seller shall take all action necessary to grant or reaffirm, as applicable, to Purchaser, at each Closing, the Security Interest in the funds contained in the Indemnity Deposit.

       7.2  Other Covenants.

            (a) Cooperation and Further Acts. Each of Purchaser, on the one hand, and the Sellers, on the other hand, shall use commercially reasonable efforts to: (i) take all actions and do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement including, without limitation, the satisfaction of the Conditions Precedent; and (ii) cooperate with the other Party in connection with the other Party's obligations under this Agreement and keep the other Party informed in connection with this Agreement. If, at any time before, on or after any Closing Date, any further action by either Party is necessary to carry out the purposes of this Agreement, such Party shall take all such necessary action or use such Party's commercially reasonable efforts to cause such action to be taken.

            (b) Access to Records. Each Party shall grant the other Party reasonable access during normal business hours upon reasonable prior notice to its books and records covering the Assets for the purpose of the requesting Party's complying with any Governmental Laws relating to the period during which the other Party operated and/or owned the Assets including, without limitation, the filing of any Tax Returns. Any expenses incurred in furnishing such information or assistance or making such records available shall be borne by the Party requesting it.

            (c) Lease Agreement with SBA Broadband Services, Inc. ("Broadband"). Purchaser and Broadband shall enter into that certain lease agreement, attached to this Agreement as Exhibit 7.2(c) (the "Broadband Lease Agreement"), for the Towers listed on Schedule 7.2(c), whereby Broadband will lease space on such Towers for a yearly rental of $[*] per year pursuant to the terms and conditions of the Broadband Lease Agreement.

            (d) Confidentiality. The Parties acknowledge and agree that the Confidentiality Agreement signed by and between Purchaser and SBA
Telecommunications, Inc.

on January 22, 2003, and attached as Exhibit 7.2(d) shall be deemed to apply to each of the Parties, this Agreement and the transactions contemplated under this Agreement and all of the information provided, disclosed, and/or prepared in connection with this Agreement shall be "Information" as defined in such Confidentiality Agreement except as otherwise may be required by Governmental Laws (including, without limitation, the Securities and Exchange Act of 1934, as amended, and any regulations promulgated thereunder).

            (e) Satisfaction of Conditions. Sellers shall use commercially reasonable efforts to satisfy, prior to the applicable Closing Date, all Conditions Precedent with respect to the Assets to be transferred at such Closing and the conditions precedent set forth in Section 8.2, as the case may be.

            (f) Satisfaction of Conditions. Purchaser shall use commercially reasonable efforts to satisfy, prior to the applicable Closing Date, all conditions precedent contained in Article IX.

            (g)   Right of First Refusal. [*]

            (h) Purchaser Activities. For so long as this Agreement has not been terminated pursuant to Article XII, Purchaser covenants with Sellers that neither it nor its Affiliates (other than Cequel III, LLC) will, prior to May 9, 2003, close on the purchase of any wireless communications tower(s) with an aggregate purchase price of more than [*], other than any such towers that are the subject of any executed purchase agreement as of the date of this Agreement; provided, however, that for the avoidance of doubt, the foregoing restriction shall not and shall not be deemed to in any manner restrict or limit Purchaser's ability to enter into or consummate any agreement for the construction of any, or purchase of any newly constructed wireless communications tower.

              ARTICLE VIII - CONDITIONS TO PURCHASER'S PERFORMANCE

       8.1 Conditions Precedent. Purchaser's obligations to consummate a Closing (other than a Breakup Closing) are expressly contingent upon fulfillment of all of the following terms and conditions prior to such Closing (each, a "Condition Precedent"), unless such conditions are waived in writing by Purchaser; provided, however, that Purchaser has no obligation to purchase any Breakup Assets, subject to Section 4.3, or accept any Replacement Assets other than such Replacement Assets as the Purchaser agrees to include on Schedule 2.1(f), and; provided, further, that no waiver by Purchaser of any condition contained in this Section 8.1 shall operate as a waiver of any rights of Purchaser hereunder or otherwise:

            (a) Accuracy of Certain Representations and Warranties. At each Closing, (i) each representation and warranty of each Seller contained in Sections 5.1(a), 5.1(b), 5.1(c) (but with respect to Section 5.1(c) only with respect to the applicable Property and Improvements thereon), 5.1(j), and 5.1(r) shall be true and correct in all respects as of the applicable Closing Date, as if restated on the applicable Closing Date.

            (b) Title. The following shall be true and correct as of the date of the applicable Closing with respect to the applicable Asset to be transferred to Purchaser at such Closing:

                  (i) with respect to the Owned Property, the applicable Seller shall have good, marketable and insurable title to such Owned Property;

               (ii) with respect to the Leased Property (other than a Leased Property referred to in clause (iii) or (iv) below), the applicable Seller shall have a valid and insurable leasehold interest in such Leased Property;

               (iii) with respect to the Leased Property which is an easement interest, the applicable Seller shall have a valid and insurable easement interest;

               (iv) with respect to the Leased Property with respect to which any Seller holds a "license" or other right to use, the applicable Seller shall have a valid license or right to use such Property;

               (v) with respect to each Asset (other than the Properties identified in clauses (i), (ii), (iii), (iv) above), the applicable Seller shall have good title to such Asset and with respect to such Assets (including the Properties identified in clauses (i), (ii), (iii) and (iv)) there are no Liens (other than Permitted Liens) on such Assets;

               (vi) with respect to the applicable Asset to be transferred at such Closing, there is no condition contemplated by the subject matter of the representations and warranties of Sellers contained in Article V of this Agreement (disregarding any exceptions thereto, materiality or knowledge qualifiers therein or Schedules referenced therein or any disclosure contained in any such Schedule) that does or could reasonably be expected, individually or in the aggregate, to materially interfere with or adversely impair the use or operation of such Asset in the same manner as the applicable Seller; and

               (vii) each Seller shall have obtained and delivered to Purchaser, evidence satisfactory to Purchaser that such Seller has obtained all Necessary Consents.

          (c) Execution and Delivery of Documents. Sellers shall have executed and delivered to Purchaser the documents specified in Section 10.2 with respect to the applicable Assets.

          (d) Performance. Sellers shall have performed and complied in all material respects with all covenants, conditions and obligations (but not the representations and warranties of Seller, other than as provided in this Section 8.1) of this Agreement to be performed or complied with by Sellers on or before the applicable Closing.

          (e) Absence of Litigation. Except as provided in Section 13.1(b), there shall be no pending or threatened order or litigation with respect to the Assets that are the subject of such Closing or that would prevent or make unlawful the consummation of the transactions contemplated under this Agreement.

          (f) Material Change. No Material Adverse Change shall have occurred between the Effective Date and the Closing Date of any Closing.

          (g) Bank Condition. On or before May 2, 2003, Sellers shall have delivered to Purchaser written copies of a fully-executed amendment or modification or refinancing of the existing credit facility of SBA Telecommunications, Inc. (the "Existing Credit Facility") that, in exchange for use by Sellers of a portion of the proceeds received by Sellers at the First Closing to repay a portion of the Existing Credit Facility, is effective at or before the First Closing, sets new financial covenants for SBA Telecommunications, Inc. for the period through at least December 31, 2004 and contains no provision which would, directly or indirectly, restrict or prohibit the consummation of the transactions contemplated hereby or in any Transaction

Documents, including but not limited to any Seller's payment of any Indemnifiable Damages and Seller's grant to Purchaser of a perfected first priority security interest (the "Security Interest") in the funds contained in the Indemnity Deposit as contemplated in the Indemnity Deposit Agreement. Such amendment, modification or refinancing documents (the "Bank Documents"), which Bank Documents shall be valid and in full force and effect (the "Bank Condition") shall be to Sellers' sole satisfaction, which satisfaction will be assumed upon delivery of such written evidence to Purchaser. Each Seller shall grant at the First Closing to Purchaser the Security Interest.

          (h) Release of Seller Indebtedness. Each applicable Seller shall at its sole cost and expense have, or shall have caused to be paid off, released of record, or bonded over any mortgages, deeds of trust, deeds to secure debt or similar security instruments created by such Seller that encumber such Seller's title to the Assets to be transferred or the management of which will be governed by the Management Agreement at the applicable Closing and secure indebtedness for money borrowed by such Seller or any Affiliate (including, without limitation, the filing of UCC-3s) and shall have delivered to Purchaser a copy of an estoppel from the administrative agent under the Existing Credit Facility committing it to discharge the same upon payment of all or a portion of the Closing Price paid at such Closing. Sellers shall provide confirmatory evidence of such discharge as soon as practicable.

          (i) Wisconsin Assets Financing Contingency. With respect to the Wisconsin Assets, Purchaser shall have delivered to Sellers the Wisconsin Notice.

          (j) First Closing TCF Product. At the First Closing, Sellers shall deliver to Purchaser (whether to be acquired or managed pursuant to the terms of this Agreement), Initial Assets and Managed Assets that generate, in the aggregate, a TCF Product of at least One Hundred Forty-Five Million Dollars ($145,000,000).

          (k) ROFRs. Sellers shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that all ROFRs with respect to any of the Assets to be transferred or the management of which will be provided by Purchaser pursuant to the Management Agreement at the applicable Closing shall have expired, terminated or have been permanently waived.

          (l) Necessary Consents. Sellers shall have received the Necessary Consents, the failure of which to receive would prevent or make unlawful the consummation of the transactions contemplated under the Agreement.

     8.2  Conditions Precedent for Breakup Closing.

     Purchaser's obligations to consummate a Breakup Closing are expressly contingent upon fulfillment of all of the following terms and conditions prior to such Breakup Closing, unless such conditions are waived in writing by Purchaser. Notwithstanding anything to the contrary, Purchaser has no obligation to purchase any Breakup Assets, subject to Section 4.3, and provided, further, that no waiver by Purchaser to any condition contained in this Section 8.2 shall operate as a waiver of any rights of Purchaser hereunder or otherwise:

          (a) Accuracy of Representations and Warranties. Each representation and warranty of each Seller contained in Article V shall be true and correct in all respects as of the date of the Breakup Closing, as if restated on such date.

          (b) Title. The following shall be true and correct as of the date of the applicable Closing:

               (i) with respect to the Owned Property, the applicable Seller shall have good, marketable and insurable title to such Owned Property;

               (ii) with respect to the Leased Property (other than a Leased Property referred to in clause (iii) or (iv) below), the applicable Seller shall have a valid and insurable leasehold interest in such Leased Property;

               (iii) with respect to the Leased Property which is an easement interest, the applicable Seller shall have a valid and insurable easement interest;

               (iv) with respect to the Leased Property with respect to which any Seller holds a "license" or other right to use, the applicable Seller shall have a valid license or right to use such Property;

               (v) with respect to each Asset (other than the Properties identified in clauses (i), (ii), (iii), (iv) above), the applicable Seller shall have good title to such Asset and with respect to all Assets (including the Properties identified in clauses (i), (ii), (iii) and (iv)) there are no Liens (other than Permitted Liens) on such Assets;

          (c) Execution and Delivery of Documents. Sellers shall have executed and delivered to Purchaser the documents specified in Section 10.2, except for Sections 10.2(c), 10.2(j), and 10.2(l).

          (d) Performance. Sellers shall have performed and complied in all material respects with all covenants, conditions and obligations of this Agreement to be performed or complied with by Sellers on or before the Breakup Closing.

          (e) Absence of Litigation. There shall be no pending or threatened litigation or order with respect to the Assets that are the subject of such Closing or that would prevent or make unlawful the consummation of the Breakup Closing.

          (f) Material Change. No Material Adverse Change shall have occurred between the Effective Date and the Closing Date of the Breakup Closing.

          (g) Release of Seller Indebtedness. Each applicable Seller shall at its sole cost and expense have, or shall have caused to be paid off, released of record, or bonded over any mortgages, deeds of trust, deeds to secure debt or similar security instruments created by such Seller that encumber such Seller's title to the Breakup Assets to be transferred at the Breakup Closing and/or secure indebtedness for money borrowed by such Seller or any Affiliate (including, without limitation, the filing of UCC-3s).

           ARTICLE IX - CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE

     Sellers' obligations to consummate any Closing are expressly contingent upon fulfillment of the following terms and conditions prior to any Closing, unless such conditions are waived in writing by the applicable Seller:

     9.1 Accuracy of Covenants, Representations and Warranties. All covenants, representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the applicable Closing Date in all material respects as if made on such Closing Date.

     9.2 Performance. Purchaser shall have performed and complied in all material respects with all covenants, conditions and obligations required by this Agreement to be performed or complied with by Purchaser on or before the Closing.

     9.3 Absence of Litigation. There shall be no pending or threatened litigation or order with respect to the Assets that are the subject of such Closing or that would prevent or make unlawful the consummation of the transactions contemplated under this Agreement.

     9.4 Execution and Delivery of Documents. Purchaser shall have executed and delivered to Sellers the documents specified in Section 10.3, except for, with respect to the Breakup Closing, those documents specified in Sections 10.3(g), 10.3(j) and 10.3(k).

     9.5 Bank Condition. Except with respect to the Breakup Closing, Sellers shall have satisfied the Bank Condition on or before May 2, 2003, after which this condition shall be deemed waived by Sellers.

                              ARTICLE X - CLOSINGS

     10.1 Closings.

          (a) First Closing. The First Closing shall occur on the later of (i) May 9, 2003 or (ii) the date on which all ROFRs have expired, terminated or have been irrevocably waived, at the offices of Paul, Hastings, Janofsky & Walker LLP at 75 East 55 Street, New York, New York, at 10:00 a.m. eastern time, unless this Agreement shall have been terminated prior to such date, either in its entirety or with respect to the Initial Assets, in accordance with the terms of this Agreement.

          (b) Second Closing. The Second Closing shall occur on July 1, 2003 at the offices of Paul, Hastings, Janofsky & Walker LLP at 75 East 55 Street, New York, New York, at 10:00 a.m. eastern time, unless this Agreement shall have been terminated prior to such date, either in its entirety or with respect to the Initial Assets, in accordance with the terms of this Agreement.

          (c) Replacement Assets Closing. The Replacement Assets Closing shall occur on October 1, 2003 at the offices of Paul, Hastings, Janofsky & Walker LLP at 75 East 55 Street, New York, New York, at 10:00 a.m. eastern time, unless this Agreement shall have been terminated prior to such date, either in its entirety or with respect to the Initial Assets, in accordance with the terms of this Agreement.

          (d) Subsequent Closings. Each of the Subsequent Closings shall occur on or about any date, which date shall be the first Business Day of a month, as mutually agreed to by the Parties following the First Closing and prior to the Replacement Assets Closing in accordance with Section 2.1(d), at the offices of Paul, Hastings, Janofsky & Walker LLP at 75 East 55 Street, New York, New York, at 10:00 a.m. eastern time, unless this Agreement shall have been terminated prior to such date in accordance with its terms.

          (e) Breakup Closing. The Breakup Closing, if applicable, shall occur on the earlier of (i) the date that is sixty (60) days following the date of the Breakup Event, or (ii) the date on which conditions precedent have been met or as reasonably extended by Purchaser if Purchaser has not, after exercising commercially reasonably efforts, completed its due diligence investigation of such Breakup Assets prior to such dates(s) but in no event later than October 1, 2003, at the offices of Paul, Hastings, Janofsky & Walker LLP at 75 East 55 Street, New York,

New York, at 10:00 a.m. eastern time, unless this Agreement shall have been terminated prior to such date in accordance with its terms.

          (f) Time is of the essence in each provision of this Section of the Agreement.

     10.2 Sellers' Obligations at Closings. At each Closing, each Seller shall execute and deliver to Purchaser the following documents:

          (a) Closing Instruments. Instruments of transfer ("Instruments of Transfer") transferring to Purchaser all of such Seller's rights, title and interest in the Assets included in such Closing. The Instruments of Transfer shall be as follows:

               (i) Assignment and Assumption of Ground Leases. With respect to each of the Leased Properties, a duly executed, valid and acknowledged original assignment and assumption of all of such Seller's right, title and interest in and to the Ground Lease to which such Seller is a party, substantially in the form attached as Exhibit 10.2(a)(i) hereto;

               (ii) Assignment and Assumption of Tenant Leases. A duly executed, valid, and acknowledged original assignment and assumption of all of such Seller's right, title and interest in and to each of the Tenant Leases applicable to the Assets included in the Closing, substantially in the form attached as Exhibit 10.2(a)(ii) hereto;

               (iii) Deeds. With respect to Owned Properties, a special warranty deed duly executed, valid and acknowledged, in a form acceptable for recording in the state and county where each of the applicable Owned Properties is located, and as otherwise reasonably satisfactory to Purchaser and such Seller, together with such other forms as may be required to record such deed;

               (iv) Assignment and Assumption of Seller Contracts. A duly executed, valid and acknowledged original assignment and assumption of all of such Seller's right, title and interest in and to each of the Seller Contracts applicable to the Assets included in the Closing, substantially in the form attached as Exhibit 10.2(a)(iv) hereto;

               (v) Bill of Sale. A duly executed bill of sale and assignment, transferring all of such Seller's right, title and interest in and to all of the tangible, personal property included in the Assets from such Seller to Purchaser, substantially in the form attached as Exhibit 10.2(a)(v) hereto;

               (vi) Assignment of Security Deposits. A duly executed, valid and acknowledged assignment and assumption of all Security Deposits, together with any and all interest accrued thereon, if any, together with the applicable Seller's indemnification and hold harmless agreement indemnifying Purchaser with respect to such Security Deposits for the period prior to the applicable Closing Date;

               (vii) Title Affidavits. Any customary affidavits required by, and reasonably satisfactory to, the title company in order that an owner's title insurance policy and any lessee title insurance policy may be issued free and clear of the standard exceptions, other than those exceptions related to survey and to parties in possession with respect to tenants only, which a title company is permitted by applicable law to remove or modify upon delivery of such affidavits;

               (viii) Memorandum of Lease. For each applicable Leasehold Property, a separate Memorandum of Lease with respect to each Ground Lease (other than any license or other right to use any property owned by any United States Federal or State Governmental Authority) in a form acceptable for recording in the state and county where each applicable Asset is located to the extent that the applicable Seller has not already recorded a Memorandum of Lease or other instrument evidencing Seller's rights in such Leasehold Property; and

               (ix) Evidence reasonably satisfactory to Purchaser that each Seller has obtained all Necessary Consents for such Closing;

               (x) Original Ground Lessor Estoppels substantially in the form attached as Exhibit 10.2(a)(x)(A) hereto and Tenant Lessee Estoppels substantially in the form attached as Exhibit 10.2(a)(x)(B) that have been received by any Seller.

               (xi) Other Documents. All other documents reasonably required to effectuate the transactions contemplated by this Agreement, including, without limitation any and all real property transfer tax forms or returns or any other documents or instruments required to be delivered in the State and county where each of the applicable Assets are located.

          (b) FIRPTA Certificate. A certificate duly executed by such Seller certifying that such Seller is not a foreign person for purposes of FIRPTA;

          (c) Broadband Lease Agreement. A duly executed Broadband Lease Agreement.

          (d) Original Documents. To the extent in a Seller's possession and not previously delivered to Purchaser, originals (or copies where such originals are not in the Seller's possession) of the Permits, Contracts, AM Studies, Phase I reports, Phase II reports, NEPA reports, and other environmental reports, structural reports, surveys, as-built drawings, warranties, guarantees, and all other books, records, materials and other information in such Seller's possession that relate to the ownership, operation or use of the Assets, all for which, to Sellers' Knowledge true, correct and fully executed copies shall be provided;

          (e) Certificates. Original certificates for each Seller signed by an executive officer of such Seller certifying that: (i) such Seller has performed and complied in all material respects with all agreements and covenants required to be performed or complied with by such Seller under this Agreement and the Escrow Agreement related to the applicable Assets at or prior to the applicable Closing, (ii) each of the covenants, representations and warranties of such Seller are true and correct in all respects as of the applicable Closing Date with respect to any Asset being transferred, as if restated on such Closing Date, subject to Section 7.1(d), and (iii) each of the persons executing and delivering this Agreement and the Transaction Documents contemplated hereby on behalf of such Seller has the authority to execute, deliver and consummate this Agreement and each other Transaction Document;

          (f) Resolutions. A copy of resolutions of the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents by such Seller, and an officer's certificate of such Seller, dated the applicable Closing Date, that such resolutions were duly adopted and are in full force and effect;

          (g) Certificates of Good Standing. A certificate of good standing for each Seller from its jurisdiction of organization and in each of the jurisdictions where the Properties included in the Closing are located;

          (h) Nondisturbance Agreements. Any executed nondisturbance agreements obtained by any Seller pursuant to Section 7.1(o)(i) and (ii) an executed copy of the nondisturbance agreement substantially in the form attached hereto as
Exhibit 10.2(h) at the First Closing;

          (i) Tower Lighting Services Agreement. A duly executed agreement providing for the monitoring of the Tower Lighting Systems by the Sellers for a period commencing on the Closing Date of the First Closing and continuing for a period of five (5) years from the Closing Date of the Replacement Assets Closing at no cost to Purchaser ("Tower Lighting Services Agreement"), substantially in the form of Exhibit 10.2(i), pursuant to which the sole obligation of Seller in the event of a Tower Lighting System failure will be to so notify Purchaser;

          (j) Legal Opinion. An opinion of the applicable Seller's legal counsel, substantially in the form of Exhibit 10.2(j);

          (k) Indemnity Escrow Agreement. A duly executed Indemnity Escrow Agreement;

          (l) Asset Management Agreement. To the extent required by Section 2.6, a duly executed Asset Management Agreement; and

          (m) Other Documents and Items. Any other documents, keys, access codes, items or instruments required by this Agreement, necessary for the operation of the Assets included in the applicable Closing, or reasonably requested by Purchaser to consummate the applicable Closing.

     10.3 Purchaser's Obligations at Closing. At each Closing, Purchaser shall deliver to Sellers the following:

          (a) Purchase Price. The Closing Price in accordance with the provisions of Article II;

          (b) Assignment and Assumption of Ground Leases. With respect to each of the Leased Properties being acquired at such Closing, a duly executed, valid and original assignment and assumption of all of the applicable Seller's right, title and interest in and to the Ground Leases included at such Closing to which such Seller is a party, substantially in the form attached as Exhibit 10.2(a)(i) hereto;

          (c) Assignment and Assumption of Tenant Leases. A duly executed, valid and original assignment and assumption of all of the applicable Seller's right, title and interest in and to the Tenant Leases applicable to the Assets being acquired at such Closing, substantially in the form attached as Exhibit 10.2(a)(ii) hereto;

          (d) Assignment and Assumption of Seller Contracts. A duly executed, valid and original assignment and assumption of all of such Seller's right, title and interest in and to the Seller Contracts applicable to the Assets being acquired at such Closing, substantially in the form attached as Exhibit 10.2(a)(iv) hereto;

          (e) Removal Bonds. Removal bonds in form and amount sufficient to permit the return of all removal bonds with respect to the Assets being acquired at such Closing;

          (f) Certificates. Original certificates for Purchaser signed by an executive officer of Purchaser certifying that: (i) Purchaser has performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Purchaser under the Agreement and the Escrow Agreement related to the applicable Assets at or prior to the applicable Closing, (ii) each of the covenants, representations and warranties of Purchaser are remade and restated as of the applicable Closing as of such Closing, and
(iii) each of the persons executing and delivering this Agreement and the Transaction Documents contemplated hereby on behalf of Purchaser has the authority to execute, deliver and consummate this Agreement and each other Transaction Document;

          (g) Broadband Lease Agreement. A duly executed Broadband Lease Agreement;

          (h) Tower Lighting Services Agreement. A duly executed Tower Lighting Services Agreement substantially in the form of Exhibit 10.2(h);

          (i) Indemnity Escrow Agreement. A duly executed Indemnity Escrow Agreement;

          (j) Management Agreement. To the extent required by Section 2.6, a duly executed Management Agreement;

          (k) Legal Opinion. An opinion of Purchaser's legal counsel, substantially in the form of Exhibit 10.3(k); and

          (l) Other Documents. Any other documents or instruments required by this Agreement to be executed and delivered by Purchaser or reasonably requested by Sellers to consummate the Closing.

     10.4 Closing Costs. At each Closing, Sellers, on the one hand, and Purchaser, on the other hand, will share equally all documentary stamp or other Transfer Taxes arising in connection with any deed or other conveyance document relating to the Assets. The Party that is required by applicable law to file the Tax Returns with respect to any applicable Transfer Taxes will do so, and the other Party will cooperate with respect to such filings as necessary. All escrow charges charged by Escrow Agent in connection with the Escrow Indemnity Agreement will be shared equally between Purchaser, on the one hand, and Sellers, on the other hand. Sellers, on the one hand, and Purchaser, on the other hand, shall share equally all recording costs arising in connection with and Sellers shall have the sole responsibility for recording any Memorandum of Lease with respect to the Ground Leases that Purchaser elects, in its sole discretion to record. Purchaser, on the one hand, and the Sellers, on the other hand, will cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. Except for the Due Diligence Costs (which shall be borne in accordance with Section 3.3(c)), Purchaser will pay for all fees, costs or expenses in connection with Purchaser's due diligence reviews hereunder. At each Closing, the Sellers will pay all applicable sales tax in connection with the Closing. The Sellers will have the sole responsibility for apportioning any costs to be borne by them under this Section 10.4 between themselves.

     10.5 Prorations and Credits.

          (a) Adjustments. Notwithstanding any provision to the contrary in this Section 10.5 or elsewhere in this Agreement, at the applicable Closing, all items of income and expense that are prepaid or payable in arrears, in each case, including, but not limited to, the following items, shall be either apportioned on a per diem basis between Sellers, on the one hand (with such Sellers having the sole responsibility for apportioning any Adjustments between themselves) and Purchaser, on the other hand, in respect of the applicable Assets at 12:01 A.M. on the applicable Closing Date (the "Apportionment Time"), or credited to Purchaser in respect of the applicable Assets at the Apportionment Time, with such adjustments and credits (collectively, the "Adjustments") to be made as of the applicable Closing Date by the Party that on a net basis owes money to the other Party under this Section 10.5 by means of "netting" such amount against the applicable Closing Price:

               (i) All rents, revenues, expenses and other payments under the Ground Leases, Tenant Leases and Seller Contracts included in Assets purchased by Purchaser. If, at the Apportionment Time, there are any past due rents owed under any Tenant Leases for any period through the Apportionment Time, Sellers shall have the exclusive right to collect such rents and the other sums due and payable to the applicable Seller under the Tenant Leases for periods prior to the applicable Closing attributable to such Seller; provided, however, that Sellers shall keep Purchaser fully informed of any disputes with any such tenants with respect to such past due amounts and shall not interfere with Purchaser's operation of the Assets or such tenant's use thereof. Any sums received by Purchaser to which such Seller is entitled on account of said past due rents shall be promptly remitted to such Seller within five (5) Business Days after receipt thereof. Each Seller expressly agrees that if such Seller receives any amounts under any Ground Lease, Tenant Lease or Seller Contract (other than past due amounts) after the Closing Date, such Seller shall remit to Purchaser the moneys so received within five (5) Business Days after receipt thereof and Purchaser shall promptly apportion such amounts in accordance with the terms of this Section 10.5(a)(i) and deliver to such Seller the amount, if any, to which such Seller is entitled pursuant to the terms hereof.

               (ii) Real and personal property taxes paid or payable with respect to the Assets. Real and personal taxes shall be apportioned on the basis of the fiscal period for which assessed; provided that any apportionment hereunder with respect to any real and personal property taxes paid or payable with respect to the Assets under any Ground Lease that are or may be "passed through" to any Seller shall be based upon those amounts actually paid by or invoiced to such Seller. If the applicable Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which such Closing Date occurs, the apportionment of such real estate taxes based thereon shall be made at such Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year is fixed, the apportionment thereof shall be recalculated and the applicable Seller or Purchaser, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation (except that any increases in taxes for improvements made by Purchaser post Closing shall be paid exclusively by Purchaser).

               (iii) All personal property Taxes and similar ad valorem obligations levied with respect to the Assets (excluding any Communications Equipment) for a taxable period that includes (but does not end on) the applicable Closing Date shall be apportioned between the applicable Seller and Purchaser as of the applicable Closing Date based on the number of days of such taxable period included in the period ending with and including the applicable Closing Date (with respect to any such taxable period, the "Pre-Closing Tax Period"), and the number of days of such taxable period beginning after the applicable Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period"). Such Seller shall be liable for the proportionate amount of such Taxes that is attributable to the applicable Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the applicable Post-Closing Tax Period.

               (iv) All other revenues and expenses arising or relating to the Assets.

               (v) Charges (to the extent not billed to and payable directly by any third party under the Tenant Leases) for electricity, water and any other utilities made by the utility companies servicing a Property shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then, upon the taking of a subsequent actual reading, such apportionment shall be readjusted and the applicable Seller or Purchaser, as the case may be, shall promptly deliver to the other the amount determined to be due upon such readjustment.

               (vi) Any amounts prepaid or payable by the applicable Seller under all Seller Contracts.

               (vii)  All Due Diligence Costs in accordance with Section 3.3(c).

               (viii) The Parties will perform a reconciliation at each Closing to conform (as outlined on Schedule 5.1(v)) the Current TCF upon which TCF Product generated by the Assets transferred at such Closing is based with respect to the Properties and Improvements thereon acquired by Purchaser and Managed Assets at the applicable Closing. To the extent that such financial information is not correct and the amount of the Current TCF for all of such Properties and Improvements thereon is less than the Current TCF set forth on
Schedule 5.1(v) with respect to such Properties and Improvements thereon, (A) and such reconciliation is made prior to the Replacement Assets Closing, Purchaser shall receive a credit toward the Closing Price at the Closing at which the remainder of the Properties and Improvements thereon are conveyed or the Replacement Assets are conveyed, in an amount equal to the product of (x) the Applicable Multiple; and (y) the amount by which the Current TCF set forth on Schedule 5.1(v) exceeds the Current TCF, as corrected herein, with respect to the Properties and Improvements thereon included in the applicable Closing, or
(B) if such reconciliation is made after the Replacement Assets Closing, Seller shall promptly pay such amount to Purchaser in cash. In lieu of the above credit, Sellers may elect to convey to Purchaser Replacement Assets for which the Conditions Precedent have been satisfied; provided such Replacement Assets exhibit the same general characteristics as such Assets and generate a TCF Product in an amount equal to or greater than such difference.

          (b) Amounts Retained by Sellers. All utility deposits, reservation fees, removal bonds, and Security Deposits paid by or on behalf of the Sellers in connection with the Assets will be retained by the Sellers or the Seller will receive a credit on the applicable Closing Statement. The Sellers shall have the sole responsibility for apportioning such amounts between themselves.

          (c) Closing Statement. At or prior to each Closing, Sellers and Purchaser and/or their respective agents or designees will jointly prepare a preliminary closing statement (each, a "Closing Statement"), which will show the net amount due to or owing from the Sellers as the result of the Adjustments and prorations provided for herein, and such net due or owing amount will be added to or subtracted from the TCF Product to be paid at the applicable Closing.

Within ninety (90) days following the First Closing, and within sixty (60) days following each other Closing, Sellers and Purchaser will jointly prepare in form and substance an updated Closing Statement setting forth the final determination of the adjustments and prorations provided for herein (each, a "Post-Closing Statement"). The net amount due to the Sellers or Purchaser, if any, by reason of adjustments to the Closing Statement provided at the applicable Closing, shall be paid in cash by the party obligated therefor promptly upon completion of the Closing Statement for such Closing. The adjustments, prorations and determinations agreed to by Sellers and Purchaser in the applicable Post-Closing Statement shall be conclusive and binding on the Sellers and Purchaser, subject to the immediately following paragraph.

          (d) Payment Errors. If at any time within 180 days of the Closing Date of the last Closing to occur hereunder, amounts calculated pursuant to this
Article X shall prove to be incorrect (whether as a result of an error in calculation or the inaccuracy or incompleteness of any information upon which such calculation is based), the Party in whose favor such error was made shall promptly pay to the other Party the sum necessary to correct such error upon receipt of proof of such error.

          (e) Settlement. If the Parties cannot reach agreement with respect to any matters to be included in the Post-Closing Statement or any reconciliation performed pursuant to Section 11.5(c) below prepared in connection with the last Closing to occur hereunder, the Parties will submit to Ernst & Young LLP, or such other nationally recognized accounting firm which shall be mutually agreed in writing (the "Accounting Firm"), for review and resolution any and all matters that remain in dispute. The Accounting Firm will be instructed to, within twenty (20) Business Days after the submission of the disputed matters, review and resolve all such disputed matters and to report in writing its resolution of the matter to the Parties, and such report shall be in writing, final, binding and conclusive on the Parties with respect to all such disputed matters. The applicable Party will pay the amounts determined by and in accordance with the Accounting Firm's report within ten (10) Business Days of the date of such report. Purchaser, on the one hand, and the Sellers, on the other hand, shall each pay one half of the fees and expenses of the Accounting Firm incurred pursuant to this Section 10.5(e).

                   ARTICLE XI - INDEMNIFICATION; RISK OF LOSS

     11.1 Indemnification by Sellers. Each of the Sellers shall jointly and severally indemnify Purchaser and its Affiliates, directors, partners, agents and employees (each, a "Purchaser Indemnitee") and hold each of them harmless, from any and all losses, liabilities, claims, Taxes, suits, proceedings, demands, judgments, damages, expenses and costs, including, without limitation, counsel fees and disbursements, expert fees and costs and expenses incurred in the investigation, defense or settlement of any of the foregoing (collectively, the "Indemnifiable Damages") which such Purchaser Indemnitee may suffer or incur by reason of, arising from or in connection with: (i) the inaccuracy or breach of any representation or warranty of any Seller contained in this Agreement or any other Transaction Document; (ii) the breach by any Seller of any covenant made by it in this Agreement or in any of the Transaction Documents; (iii) the ownership, operation, use or transfer of the Assets prior to and on the applicable Closing Date; (iv) any Taxes of or attributable to any Seller; (v) the Excluded Assets; (vi) the actions or omissions of any Seller or any of its agents, representatives, directors, officers, partners, agents, or employees; and (vii) any Excluded Liabilities. The foregoing obligation of Sellers shall be subject to and limited by each of the qualifications set forth below. No Seller shall be liable for any indirect, special, incidental or consequential damages. Notwithstanding anything contained in this Agreement to the contrary, for purposes of Section 11.1(i) only, Purchaser shall be entitled to indemnification hereunder only in the event that such breach of any representation or warranty of Sellers (regardless of whether such representation or warranty contains a materiality qualifier) results in Indemnifiable Damages to any Purchaser Indemnitee in an amount of [*] or more and in such event Sellers shall be liable for all such amounts of Indemnifiable Damages including such [*]. With respect to any Indemnifiable Damages arising out of inaccuracies or breaches of Section 5.1(f) and matters which are covered by title insurance obtained by Purchaser in connection with its purchase of Assets hereunder, Purchaser shall, simultaneously with the making of any such claim for indemnification hereunder, seek payment from the title insurance company, if any, that has issued title insurance with respect to the Property to which such breach relates.

     11.2 Indemnification by Purchaser. Purchaser shall indemnify each Seller and its Affiliates, directors, partners, agents and employees (each a "Seller Indemnitee") against and hold each of them harmless, from any and all Indemnifiable Damages which any such Seller Indemnitee may suffer or incur by reason of, arising from or in connection with: (i) the material inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement or any other Transaction Document; (ii) the material breach by Purchaser of any covenant made by it in this Agreement or any of the Transaction Documents; (iii) the ownership, operation or use of the Assets subsequent to the Closing Date on which such Assets are acquired; and (iv) any acts or omissions of Purchaser or any of their agents, servants, contractors or representatives; provided, however, that Purchaser shall have no liability hereunder or otherwise for any Indemnifiable Damages that relate to, or arise out of, its ownership or operation of any Excluded Assets or Excluded Liabilities, except for Indemnifiable Damages resulting from Purchaser's acts or omissions. The foregoing obligation of Purchaser shall be subject to and limited by each of the qualifications set forth below. Purchaser shall not be liable for any indirect, special, incidental or consequential damages. Notwithstanding anything contained in this Agreement to the contrary, for purposes of Section 11.2(i) only, Sellers shall be entitled to indemnification hereunder only in the event that such breach of any representation or warranty of Purchaser (regardless of whether such representation or warranty contains a materiality qualifier) results in Indemnifiable Damages to any Seller Indemnitee in an amount of [*] or more and in such event Purchaser shall be liable for all such amounts of Indemnifiable Damages including such [*].

     11.3 Notice and Right To Defend Third-Party Claims.

          (a) Notice of Claim. Upon receipt of written notice of any claim, demand or assessment or the commencement of any suit, action or proceeding in respect of which indemnity may be sought on account of an indemnity obligation contained in this Article XI, the Party seeking indemnification (the "Indemnitee") shall promptly, but in no event later than twenty (20) days prior to the date a response or answer thereto is due (unless a response or answer is due within fewer than twenty (20) days from the date of Indemnitee's receipt of notice thereof, and in such event ten (10) days prior to the date such answer is due), inform the Party against whom indemnification is sought (the "Indemnitor") in writing thereof. The failure, refusal or neglect of such Indemnitee to notify the Indemnitor within the time period specified above of any such claim or action shall not relieve such Indemnitor from any liability which it may have to such

Indemnitee in connection therewith, unless the effect of such failure, refusal or neglect is to prejudice materially the rights of the Indemnitor in defending against the claim or action. If any claim, demand or assessment shall be asserted or suit, action or proceeding commenced against an Indemnitee, and such Indemnitee shall have timely and properly notified the Indemnitor of the commencement thereof, Indemnitor shall have the right to assume the defense, conduct or settlement thereof, with counsel selected by Indemnitor.

          (b) Indemnitee Cooperation. The Indemnitee will at the Indemnitor's expense cooperate with the Indemnitor in connection with any such claim, make personnel, witnesses, books and records relevant to the claim available to the Indemnitor at Indemnitor's cost and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably request in connection with the defense or settlement of any such claim.

          (c) Indemnitee Right to Counsel. Notwithstanding the foregoing in this
Article XI, the Indemnitee shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be its fees and expenses.

     11.4 Limitation on Indemnification. In no event shall the liability hereunder of Sellers, on the one hand, or Purchaser, on the other hand, exceed an amount equal to [*]% of the Purchase Price (the "Cap"), and (b) such limitations shall not apply to (i) Purchaser's indemnification obligations under
Section 3.4, (ii) Sellers' indemnification obligations with respect to the Excluded Assets and the Excluded Liabilities or (iii) Sellers' indemnification obligations for Indemnifiable Damages resulting from any breach of any representation or warranty contained in Sections 5.1(a), 5.1(b), 5.1(f), 5.1(q) or 5.1(r). For the avoidance of doubt, Sellers' liability for Indemnifiable Damages in respect of items identified under clauses (b)(i), (ii) and (iii) of the immediately preceding sentence shall be in addition to and taken into account for purposes of determining Sellers' liability for, Indemnifiable Damages for in respect of items that are expressly subject to the limitations set forth in this Section 11.4.

     11.5 Indemnity Deposit.

          (a) Indemnity Deposit. [*]

          (b) Ownership; Maintenance and Instructions. The Indemnity Deposit shall be deemed to be, and shall remain, the property of Sellers and, except for the Purchaser's Security Interest therein, as provided herein and in the Indemnity Escrow Agreement, Purchaser will not have any legal, equitable or other interest in the Indemnity Deposit until such time as, and then only to the extent that, a portion of the Indemnity Deposit is payable to Purchaser pursuant to any claim for indemnification hereunder. The Indemnity Escrow Agreement shall provide (i) that the amounts held in the Indemnity Deposit shall be maintained in a segregated interest-bearing account and that interest accruing shall be for the benefit of Sellers and (ii) that Sellers shall grant to Purchaser and Purchaser shall have a Security Interest in the Indemnity Deposit from and after the date on which the Indemnity Deposit is deposited into escrow pursuant to
Section 11.5(a). The Parties will provide the Escrow Agent with joint instructions for the disbursement of the Indemnity Deposit in accordance with the terms of this Agreement and the Indemnity Escrow Agreement. If at any time Purchaser is entitled to Damages, pursuant to and in accordance with Section
11.1 or any payment pursuant to Section 11.5(c), the Parties shall provide the Escrow Agent with joint instructions for the disbursement of the Indemnity

Deposit to Purchaser to the extent that any Indemnifiable Damages have not been paid by any Seller. The Parties will each pay one half of the costs of the Escrow Agent in connection with the Indemnity Escrow Agreement.

          (c)  Reconciliation.

               (i) Commencing on the first Business Day of each calendar quarter commencing on or after any Closing (each such date, a "Reconciliation Date") and continuing until the fourth Reconciliation Date following the date of the last Closing hereunder, the Parties will perform a reconciliation to determine the Current TCF generated by all of the Initial Assets and Replacement Assets, in each case, acquired by Purchaser as described in Schedule 5.1(v) ("Reconciled TCF"). To the extent that the amount of the total Reconciled TCF is less than the Current TCF for all of the Assets acquired by Purchaser pursuant to the terms of this Agreement, Sellers shall pay Purchaser the amount equal to the difference between (a) the product of (x) such difference between the amount of the total Reconciled TCF and the Current TCF and (y) the Applicable Multiple and (b) the amount of New Tenant Lease Amount.

               (ii) If at any Closing, the Multiple with respect to any Wisconsin Asset is [*] then Purchaser, on the date of the last Closing at which Wisconsin Assets are sold, transferred and assigned to Purchaser, Purchaser and Sellers shall perform the following reconciliation ("Wisconsin Reconciliation"), the result of which shall be a credit to the appropriate party at such Closing. Such reconciliation shall determine the difference between (1) the product of
(A) the Multiple, and (B) the Current TCF for all Assets conveyed to Purchaser or under management pursuant to the Management Agreement (on an Asset by Asset basis), and (2) the actual TCF Product paid by Purchaser for all Assets conveyed to Purchaser or under management pursuant to the Management Agreement. In the event clause (1) exceeds clause (2) then Sellers shall receive a credit at such Closing, and in the event clause (2) exceeds clause (1) Purchaser shall receive a credit at such Closing. Notwithstanding any other term of this Agreement, following the date of the Wisconsin Reconciliation, the Multiple shall, in all instances, be used in lieu of the Applicable Multiple.

          (d) Disposition. Subject to Section 11.5(a), to the extent any portion of the Indemnity Deposit remains in escrow after payment of any amounts calculated pursuant to Section 11.5(c), the Parties shall provide the Escrow Agent with joint instructions for the disbursement to Sellers within five (5) Business Days thereafter of such portion of the Indemnity Deposit.

          (e) In no event shall there be any reconciliation under this Section 11.5(c) after the date that is one (1) year following the date of the Closing at which Purchaser acquired such Assets.

                           ARTICLE XII - TERMINATION

     12.1 Termination by Purchaser. Purchaser may terminate this Agreement by written notice to any Seller upon the occurrence of any of the following:

          (a) if any Seller has failed to comply with any material term or condition of this Agreement and such failure (other than any failure to satisfy any condition set forth in Section 8.1 on the date such condition is required to be satisfied) is not cured within ten (10) Business Days of written notice of such breach, as long as Purchaser is not in breach of this Agreement at such time;

          (b) if a Material Adverse Change has been discovered or has occurred after the Effective Date and before the Closing Date for the last Closing to occur hereunder;

          (c) the Breakup Event, which termination may be either with respect to
(i) the Initial Assets, in which case all of the terms and condition of this Agreement will remain in full force and effect solely with respect to the Breakup Assets; or (ii) this Agreement in its entirety; or

          (d) upon the mutual written consent of the Parties in each Party's sole discretion.

     12.2 Termination by Sellers. The Sellers may terminate this Agreement by written notice to Purchaser upon the occurrence of any of the following:

          (a) if Purchaser has failed to comply with any material term or condition of this Agreement and such failure (other than any failure to satisfy any condition set forth in Article IX on the date such condition is required to be satisfied) is not cured within ten (10) Business Days of written notice of such breach as long as no Seller is in breach of this Agreement at such time; provided, however, there shall be no cure period for payment of a Closing Price by Purchaser at a Closing as time is of the essence in accordance with Section 10.1(f); or

          (b) upon the mutual written consent of the Parties in each Party's sole discretion.

     12.3 Effect of Termination.

          (a) Obligations. In the event of the termination of this Agreement pursuant to this Article XII, all obligations of the Parties under this Agreement shall terminate except for the respective obligations of the Parties under Articles V, VI, XI, and this Article XII and XIII, and any other provisions of this Agreement that are expressly meant to survive the termination of this Agreement; provided, however, that no termination of this Agreement shall: (i) relieve a defaulting or breaching Party from any liability to the other Party for or in respect of such default; (ii) result in the rescission of any transaction consummated under this Agreement prior to its termination or
(iii) relieve any Party from any obligation to pay to any other Party any amount which such Party is obligated to pay to such other party pursuant to the terms of this Agreement. Except as hereinafter defined, the remedies set forth in this Agreement shall be cumulative and each Party shall have the right to pursue all remedies available to it at law or in equity except as provided in Section 12.3(b); provided, however, to the extent a matter is within the scope of the indemnity of Sections 11.1 and 11.2, such indemnity shall be Purchaser's or Sellers', as applicable, sole and exclusive remedy. If, prior to any termination of this Agreement, any Closing shall have occurred, nothing contained in this
Section 12.3 shall be construed to limit either Party's rights to enforce subject to Section 11.4 any representation, warranty, covenant or indemnity, nor prevent, subject to Section 11.4, such Party from proceeding against the other Party in an action at law for the recovery of damages suffered by such Party and each provision specified to survive any such Closing, shall so survive. No termination of this Agreement will affect the Parties' respective rights and obligations under the Transaction Documents for which a Closing has occurred prior to such termination.

          (b) Deposit. If this Agreement is terminated by any Party for any reason other than by the Sellers pursuant to Section 12.2(a), Purchaser shall retain the Deposit. If this

Agreement is terminated by the Sellers in accordance with Section 12.2(a), the Sellers shall retain the Deposit, and the Deposit will be the sole and exclusive remedy for any breach of this Agreement by Purchaser. The Sellers, on the one hand, and Purchaser, on the other hand, hereby agree that the remedy for any damages that any Seller or all of the Sellers or any Person claiming through or under any Seller may at any time allege to have been suffered by any Seller or any such Person arising out of or related to the termination of this Agreement for Purchaser's breach are not easily measured and that the Deposit represents a reasonable estimate of the Damages to be suffered by any Seller and not a penalty. Accordingly, Purchaser, on the one hand, and the Sellers, on the other hand, hereby agree that the payment of the Deposit shall be a liquidated sum in full satisfaction and complete payment of all such Damages and in lieu of any and all other damages, including without limitation all consequential, incidental and punitive damages, arising out of or related to the termination of this Agreement for any breach of this Agreement by Purchaser and that no additional damages shall be payable to any of the Sellers or any Person claiming through any such Seller arising out of or related to such termination. Notwithstanding the immediately preceding sentence, disbursement of the Deposit or any portion thereof in accordance with this Section 12.3(b) shall not relieve Purchaser of its indemnification liability under Section 3.4. Each Party's right of termination under this Agreement or otherwise and the exercise of such right shall not be an election of remedies. The Sellers will have the sole responsibility for allocating the Deposit retained pursuant to this Section 12.3(b) between themselves.

                          ARTICLE XIII - MISCELLANEOUS

     13.1 Casualty and Condemnation.

          (a) Casualty. Sellers assume all risk and liability, damage to or injury occurring to each of the Assets by fire, storm, explosion, earthquake, windstorm, flood act of God, war, seizure, accident or any other casualty or cause until the Closing with respect to such Asset has been consummated, other than material damage caused by Purchaser's due diligence investigation. If any of the Assets suffer any such casualty and Seller does not elect to fix or replace such Assets, Purchaser may elect in its sole discretion to either obligate Seller to assign any insurance proceeds it is entitled to as a result of such casualty to Purchaser or deem the applicable Assets to be Excluded Assets.

          (b) Condemnation. If, prior to a Closing, action is initiated or threatened to take a part of any Assets by eminent domain proceeding, Purchaser shall (i) remain obligated to purchase such Assets as are the subject of such proceeding; provided, that such proceeding relates only to that portion of any such Asset, the taking of which could not reasonably be expected to impair in any manner, Purchaser's ability to operate such Asset in the manner as is currently contemplated by Purchaser and (ii) be entitled to receive any and all amounts of any judgments awarded in connection with any such taking.

     13.2 Notices. Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered, sent by telecopier, overnight courier or deposited in the mail, postage prepaid, sent certified or registered, return receipt requested, and addressed as set forth below or to such other address as either Party shall have previously designated by such a notice. Any notice so delivered personally or by telecopy shall be deemed to be received on the date of delivery or transmission by telecopier; any notice so sent by overnight courier shall be deemed to be received one (1) Business Day after the date sent; and any notice so mailed shall be deemed to be received on the date stamped on the receipt (rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice).

     TO PURCHASER:

          AAT Communications Corp.
          517 Route One South
          Iselin, New Jersey 08830
          Fax: (732) 404-1914
          Attn: Wendy Knudsen, Vice President and General Counsel

          WITH A COPY TO:

          CEQUEL III, LLC
          12444 Powerscourt Drive, Suite 450
          St. Louis, Missouri 63131
          Fax: (314) 965-0500
          Attn: Martin Kerckhoff, Executive Vice President and General Counsel

          AND

          Paul, Hastings, Janofsky & Walker, LLP
          75 East 55 Street
          New York, New York
          Fax: (212) 319-4090
          Attn: Daniel Bergstein, Esq.

          TO SELLERS:

          SBA Properties, Inc.
          5900 Broken Sound Parkway, NW
          Boca Raton, Florida 33487
          Fax: (561) 989-2941
          Attn: Thomas P. Hunt, Sr. Vice President and General Counsel

          WITH A COPY TO:

          SBA Properties, Inc.
          5900 Broken Sound Parkway, NW
          Boca Raton, Florida 33487
          Fax: (561) 989-2941
          Attn: Jeffrey A. Stoops, Chief Executive Officer

          AND, WITH RESPECT TO SECTION 7.1(a)(i)(B) ONLY (which notices must be sent by fax):

          AAT Communications Corp.
          517 Route One South
          Iselin, New Jersey 08830
          Attn: Jesse Leitzke
                Orazio Russo
          Fax: (262) 780-1197
          Fax: (702) 892-9107

     13.3 Entire Agreement. This Agreement and the other Transaction Documents and its schedules and exhibits attached hereto and thereto embody the entire agreement between the Parties with respect to the subject matter hereof and thereof and there are no oral or written agreements with respect thereto that are not expressly set forth herein or therein, except for the Confidentiality Agreement set forth in Exhibit 7.2(d). This Agreement may be amended only by a written instrument executed by the Party or Parties to be bound thereby.

     13.4 Headings. The captions and headings used in this Agreement are for convenience only, and do not in any way limit, amplify or otherwise modify the provisions of this Agreement.

     13.5 Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflict of law principles. Any action, suit or proceeding in respect of or arising out of this Agreement shall be prosecuted as to any Party hereto in New York, New York. Each Party hereto consents to the exercise of jurisdiction over its person by any court situated in the Borough of Manhattan, City of New York, State of New York and having jurisdiction over the subject matter of any such action, suit or proceeding, and consents to the service of process in connection therewith by notice given in accordance with Section 13.2 hereof. Each Party hereto waives any right such party may have to a jury trial in connection with any such action, suit or proceeding.

     13.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of Purchaser and Sellers and their respective successors and assigns.

     13.7 Assignment. Each of the Sellers, on the one hand, and the Purchaser, on the other hand, may not assign its rights under this Agreement without the express written consent of the other Party, which shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, (i) any assignment of this Agreement resulting from or in connection with Purchaser's merger, consolidation, or corporate reorganization, or the sale of all or a substantial portion of its assets to a third party, or a change of control of Purchaser including as a result of transfers of its securities shall not require any Sellers' consent or be subject to any restrictions, and (ii) Purchaser may assign this Agreement to any of its Affiliates, provided that, in the case of any assignment pursuant to clause (i) or clause (ii), Purchaser shall remain bound under this Agreement and the assignee shall assume all obligations of Purchaser hereunder. Except as provided herein, any assignment of this Agreement in violation of the terms of this Agreement shall be void.

     13.8 Severability. If any provision of this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

     13.9 Public Announcements. Each Party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior written approval of the other. Notwithstanding the foregoing, the Parties acknowledge and agree that they may, without each other's prior consent, issue such press releases or make such public statements as may be required by applicable Governmental Law, in which case the issuing Party shall consult with the other Party and use all commercially reasonable efforts to agree upon the nature, content and form of such press release or public statement. No such announcement shall indicate that Purchaser has acquired substantially all of the business or assets of Sellers and/or their Affiliates.

     13.10 Notification of Certain Matters. Each Party shall give prompt written notice to the other of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause: (i) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect; or (ii) any failure by it to comply with or satisfy, or be able to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect, such that, in any such case, one or more of the Conditions Precedent would not be satisfied; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the rights and remedies available hereunder to the Party receiving such notice or the obligations of the Party delivering such notice and shall not, in any event, affect the representations, warranties, covenants and agreements of the Parties or the conditions to their respective obligations under this Agreement except as herein expressly provided.

     13.11 Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original.

     13.12 Expenses. Except as set forth elsewhere in this Agreement, Sellers, on the one hand, and Purchaser, on the other hand, shall bear their own costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement (including, but not limited to, fees and expenses of attorneys, accountants, brokers, consultants, finders and investment bankers), whether or not any Closing occurs.

     13.13 Controversies. Any dispute, controversy, or claim between any Seller, on the one hand, and Purchaser, on the other hand, arising out of, relating or with respect to the subject matter of this Agreement, shall be resolved and determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, New York law) and the Rules of Practice and Procedure for Judicial Arbitration and Mediation Services ("JAMS"). The arbitration will be conducted in New York City, New York and administered by JAMS, who will appoint the arbitrator. Judgment upon any arbitration award may be entered into in any court having jurisdiction.

     13.14 Enforcement. In the event that it is necessary for Sellers, on the one hand, or Purchaser, on the other hand, to incur any costs and expenses: (a) in the enforcement of any of the terms and provisions of this Agreement in arbitration or a court of law or equity; (b) in the defense of any attempted enforcement of any of the terms and provisions of this Agreement in arbitration or a court of law or equity; (c) in an action for damages in an arbitration or a court of law; or (d) in an effort to protect the rights of the solvent Party in an insolvency, bankruptcy, or receivership proceeding, in any such case the non-prevailing Party shall pay to the prevailing Party any and all costs and expenses incurred including, but not limited to, reasonable attorneys' fees and costs.

     13.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender and defined terms and other words in the singular number shall be held to include the plural and vice versa, unless the context requires otherwise. When used alone in this Agreement, the words "including", "inclusive" and other similar components of the word "include" shall be deemed to be followed by the words "without limitation."

     13.16 Relationship of Parties. Notwithstanding any other provision of this Agreement or any of the other Transaction Documents or obligations that may derive from them, nothing in this Agreement or the Transaction Documents shall be construed to make the Parties partners, agents, or joint venturers. Except as expressly provided for in this Agreement and the Instruments of Transfer, neither Party shall be liable for any of the debts or obligations of the other Party.

                          ARTICLE XIV - OTHER MATTERS

     14.1 Addendum A. Attached hereto is Addendum A the terms and conditions of which form part of this Agreement.

     14.2 New Breakup Assets. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, in the event that (a) any holder of a ROFR exercises the ROFR held by such party with respect to all or substantially all of the Assets, then, such event shall be treated as a Breakup Event and such event shall be treated substantially the same as a Breakup Event under this Agreement and Purchaser shall have the right to purchase the New Breakup Assets and (b) (i) any holder of a ROFR exercises the ROFR held by such party with respect to any Asset or (ii) any Seller fails to obtain any Necessary Consent from a tenant or landlord under any Tenant Lease or Ground Lease, as applicable or as may be required under any zoning or land use law then, Purchaser shall have the right to cause Sellers to sell, transfer and assign such Asset to Purchaser and Purchaser shall indemnify Sellers for any Indemnifiable Damages suffered by Sellers as a result thereof.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

                                         PURCHASER:

                                         AAT COMMUNICATIONS CORP.


                                         By: /s/ Paul R. Estes
                                             ___________________________________
                                             Name:   Paul R. Estes
                                             Title:  Vice President


                                         SELLERS:

                                         SBA PROPERTIES, INC.


                                         By: /s/ Thomas P. Hunt
                                             ___________________________________
                                             Name:   Thomas P. Hunt
                                             Title:  Senior Vice President
                                                     and General Counsel


                                         SBA TOWERS, INC.


                                         By: /s/ Thomas P. Hunt
                                             ___________________________________
                                             Name:   Thomas P. Hunt
                                             Title:  Senior Vice President
                                                     and General Counsel


                                         SBA PROPERTIES LOUISIANA, LLC


                                         By: /s/ Thomas P. Hunt
                                             ___________________________________
                                             Name:   Thomas P. Hunt
                                             Title:  Senior Vice President
                                                     and General Counsel


                 [SIGNATURE PAGE OF PURCHASE AND SALE AGREEMENT]